UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Symantec Corporation

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20330 Stevens Creek Blvd.
Cupertino, California 95014

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Symantec Corporation to be held at Symantec’s World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014, on Thursday, September 13, 2007, at 8:30 a.m. (Pacific time). For your convenience, we are pleased to offer a live and re-playable webcast of the annual meeting on our website at www.symantec.com/invest.

At this year’s annual meeting, the agenda includes the annual election of directors, amendment and restatement of our 2000 Director Equity Incentive Plan, ratification of the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year, and one stockholder proposal, if properly presented at the meeting. The Board of Directors recommends that you vote FOR the election of the director nominees, FOR the amendment and restatement of our 2000 Director Equity Incentive Plan, FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year and AGAINST the stockholder proposal. Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. If you cannot attend the annual meeting, you may vote by telephone, over the Internet or by mailing a completed proxy card in the enclosed postage-paid envelope. Detailed voting instructions are also enclosed.

Each share of stock that you own represents one vote, and your vote as a stockholder of Symantec is very important. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (877) 282-1168 (within the U.S. and Canada) or (781) 575-2879 (outside the U.S. and Canada). For questions related to voting, you may contact Georgeson Shareholder Communications, Inc., our proxy solicitor, at (877) 278-6774.

Sincerely yours,

John W. Thompson
Chairman of the Board of Directors and
Chief Executive Officer

20330 Stevens Creek Blvd.
Cupertino, California 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 13, 2007
8:30 a.m. Pacific Time

To Our Stockholders:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders, which will be held at 8:30 a.m. (Pacific time) on Thursday, September 13, 2007, at Symantec Corporation’s World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014. For your convenience, we are pleased to offer a live and re-playable webcast of the annual meeting at www.symantec.com/invest.

We are holding the annual meeting for the following purposes, which are more fully described in the proxy statement:

1. To elect nine directors to Symantec’s Board of Directors, each to hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal;

2. To approve the amendment and restatement of our 2000 Director Equity Incentive Plan to increase the number of shares authorized for issuance thereunder from 100,000 to 150,000;

3. To ratify the selection of KPMG LLP as Symantec’s independent registered public accounting firm for the 2008 fiscal year;

4. To consider and vote upon one stockholder proposal, if properly presented at the meeting; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on July 17, 2007 are entitled to notice of and will be entitled to vote at the annual meeting or any postponements or adjournment thereof. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at our World Headquarters. If you would like to view this stockholder list, please call our Investor Relations department at (408) 517-8324 to schedule an appointment.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur F. Courville
Executive Vice President, General
Counsel and Secretary

Cupertino, California
July 27, 2007

Every stockholder vote is important. To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, or vote by telephone or over the Internet, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

SYMANTEC CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Symantec Corporation’s Board of Directors (the “Board”) for use at Symantec’s 2007 Annual Meeting of Stockholders, to be held at Symantec’s World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014 on Thursday, September 13, 2007, at 8:30 a.m. (Pacific time), and any adjournment or postponement thereof. The company will provide a live and re-playable webcast of the 2007 annual meeting, which will be available on the events section of our investor relations website at www.symantec.com/invest.

This proxy statement and the accompanying form of proxy are first being mailed to stockholders of Symantec on or about August 6, 2007. Our annual report for our 2007 fiscal year is enclosed with this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

About the Annual Meeting

Q. 1.	What is the purpose of the annual meeting?

A:	At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will report on the performance of Symantec and respond to questions from stockholders.

Q. 2.	What proposals are scheduled to be voted on at the meeting?

A:	There are four proposals scheduled for a vote. The proposals are:

• Proposal No. 1: To elect nine directors to the Board, each to hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

• Proposal No. 2: To approve the amendment and restatement of our 2000 Director Equity Incentive Plan to increase the number of shares authorized for issuance thereunder from 100,000 to 150,000.

• Proposal No. 3: To ratify the selection of KPMG LLP (“KPMG”) as Symantec’s independent registered public accounting firm for the 2008 fiscal year.

• Proposal No. 4: To consider and vote upon one stockholder proposal, if properly presented at the meeting.

Q. 3.	What is the recommendation of the Board on each of the proposals scheduled to be voted on at the meeting?

A:	Symantec’s Board recommends that you vote FOR each of the nominees to the Board (Proposal 1), FOR the amendment and restatement of our 2000 Director Equity Incentive Plan (Proposal 2) FOR the ratification of the selection of KPMG as Symantec’s independent registered public accounting firm for the 2008 fiscal year (Proposal 3), and AGAINST the stockholder proposal (Proposal 4).

Q. 4.	Who can vote at the meeting?

A:	Only holders of record of Symantec common stock at the close of business on July 17, 2007, the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were outstanding and entitled to vote 881,873,076 shares of Symantec common stock.

Stockholder of Record: Shares Registered in Your Name

If on July 17, 2007, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by Broadridge ICS on our behalf. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on July 17, 2007, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Q. 5.	How do I vote?

A:	If you are a stockholder of record, you may:

• vote in person — we will provide a ballot to stockholders who attend the annual meeting and wish to vote in person;

• vote using the proxy card — simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided; or

• vote via the Internet or via telephone — in order to do so, please follow the instructions shown on your proxy card.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern time, on September 12, 2007. Submitting your proxy, whether by using the enclosed proxy card or via the Internet or by telephone, will not affect your right to vote in person should you decide to attend the meeting.

If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see the voting options available to you.

You may either vote “For” all of the nominees to the Board, or you may withhold your vote from any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or “Abstain” from voting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting in person if you have already voted by proxy.

Q. 6.	How many votes do I have?

A:	You are entitled to one vote for each share of Symantec common stock held as of July 17, 2007, the record date.

Q. 7.	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy card) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because: (1) the broker does not receive voting instructions from the beneficial owner and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals.

For the purpose of determining whether stockholders have approved a particular proposal, abstentions are treated as shares present or represented and voting. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular proposal, though they are counted toward the presence of a quorum as discussed above.

Q. 8.	What is the vote required for each proposal?

A:	The votes required to approve each proposal are as follows:

• Election of directors.  Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

• Approval of the amendment and restatement of the 2000 Director Equity Incentive Plan.  Approval of the proposal to approve the amendment and restatement of the 2000 Director Equity Incentive Plan requires the affirmative vote by holders of at least a majority of the shares of Symantec common stock entitled to vote thereon who attend the meeting in person or are represented at the meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

• Ratification of selection of independent registered public accounting firm.  Approval of the proposal to ratify the selection by the Audit Committee of our Board of KPMG as Symantec’s independent registered public accounting firm for the 2008 fiscal year requires the affirmative vote by holders of at least a majority of the shares of Symantec common stock entitled to vote thereon who attend the meeting in person or are represented at the meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

• Stockholder proposal.  Approval of the stockholder proposal requires the affirmative vote by holders of at least a majority of the shares of Symantec common stock entitled to vote thereon who attend the meeting in person or are represented at the meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

Q. 9.	What if I return a proxy card but do not make specific choices?

A:	All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign your proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board stated in Q.3 above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (described in Q.7 above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Q. 10.	Who is paying for this proxy solicitation?

A:	The expenses of soliciting proxies will be paid by Symantec. Following the original mailing of the proxies and other soliciting materials, Symantec and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Symantec has retained a proxy solicitation firm, Georgeson Shareholder Communications, Inc., to aid it in the solicitation process. Symantec will pay

Georgeson a fee equal to $12,000, plus expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the proxies and other soliciting materials, Symantec will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Symantec, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Q. 11.	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Q. 12.	How can I change my vote after submitting my proxy?

A:	A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

• delivering to the Corporate Secretary of Symantec (by any means, including facsimile) a written notice stating that the proxy is revoked;

• signing and so delivering a proxy bearing a later date; or

• attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.

Q. 13.	Where can I find the voting results?

A:	The preliminary voting results will be announced at the annual meeting and posted on our website at www.symantec.com/invest. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Symantec is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives and ensure our long-term vitality for the benefit of our stockholders.

Corporate Governance Standards

Corporate governance standards generally specify the distribution of rights and responsibilities of the board, management and stockholders, and spell out the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect the board and vote on extraordinary matters; the board is responsible for the general governance of the company, including selection of key management; and management is responsible for running the day-to-day operations of the company.

Our corporate governance standards are available on the Investor Relations section of our website, which is located at www.symantec.com/invest, under “Company Charters.” These corporate governance standards are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board for approval as appropriate. The fundamental premise of our corporate governance standards is the independent nature of our Board and its responsibility to our stockholders.

Board Independence

Through its continued listing requirements for companies with securities listed on the NASDAQ Global Select Market, The NASDAQ Stock Market (“NASDAQ”) requires that a majority of the members of our Board be independent, as defined under NASDAQ’s Marketplace Rules. Currently, nine of the ten members of our Board are independent directors and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Symantec and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that the following directors are independent: Michael Brown, William T. Coleman, Frank E. Dangeard, David L. Mahoney, Robert S. Miller, George Reyes, David J. Roux, Daniel H. Schulman, and V. Paul Unruh.

Board Structure and Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. After each regularly scheduled Board meeting, the independent members of our Board hold a separate closed meeting, referred to as an “executive session,” which is generally led by the Lead Independent Director. These executive sessions are used to discuss such topics as the independent directors deem necessary or appropriate. At least annually, the independent directors will hold an executive session to evaluate the Chief Executive Officer’s performance and compensation.

The Board held a total of 13 meetings during the fiscal year ended March 30, 2007. During this time, all directors (with the exception of Messrs. Reyes and Roux) attended at least 75% of the total number of meetings of the Board (during the period in which such director served). In addition, all directors (with the exception of Messrs. Reyes and Roux) attended at least 75% of the aggregate number of meetings held by the Board and the total number of meetings held by all committees of the Board on which such director served (during the period in which such director served).

Agendas and topics for Board and committee meetings are developed through discussions between management and members of the Board and its committees. Information and data that is important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us, including the following:

•	Reviewing annual and longer-term strategic and business plans;

•	Reviewing key product, industry and competitive issues;

•	Reviewing and determining the independence of our directors;

•	Reviewing and determining the qualifications of directors to serve as members of committees, including the financial expertise of members of the Audit Committee;

•	Selecting and approving director nominees;

•	Selecting, evaluating and compensating the Chief Executive Officer;

•	Reviewing and discussing succession planning for the senior management team, and in many cases through lower management levels;

•	Reviewing and approving material investments or divestitures, strategic transactions and other significant transactions that are not in the ordinary course of business;

•	Evaluating the performance of the Board;

•	Overseeing our compliance with legal requirements and ethical standards; and

•	Overseeing our financial results.

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, and are provided full access to our officers and employees.

The Lead Independent Director of the Board is chosen by the independent directors of the Board, and has the general responsibility to preside at all meetings of the Board when the Chairman is not present and executive sessions of the Board without management present. On April 22, 2003, Mr. Miller was elected as the Lead Independent Director.

An evaluation of Board operations and performance is conducted annually by the Nominating and Governance Committee to enhance Board effectiveness. Changes are recommended by the Nominating and Governance Committee for approval by the full Board as appropriate.

Code of Conduct and Code of Ethics

We have adopted a code of conduct that applies to all Symantec employees, officers and directors. We have also adopted a code of ethics for our Chief Executive Officer and senior financial officers, including our principal financial officer and principal accounting officer. Our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations section of our website, which is located at www.symantec.com/invest, under “Company Charters.” We intend to post or disclose at that location any amendments to or waivers from, a provision of our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers that applies to any of our executive officers or directors and that relates to any element of the code of ethics, as defined under Item 406 of Regulation S-K.

BOARD COMMITTEES AND THEIR FUNCTIONS

There are three primary committees of the Board: the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board has delegated various responsibilities and authorities to these different committees, as described below and in the committee charters. The Board committees regularly report on their activities and actions to the full Board. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee was appointed by the Board. Each of the Board committees has a written charter approved by the Board and available on our website at www.symantec.com/invest, under “Company Charters.”

Audit Committee

Members:	David L. Mahoney Robert S. Miller George Reyes David J. Roux* V. Paul Unruh (Chair)

Number of Meetings in Fiscal Year 2007:	10

Independence:	Each member is an independent director as defined by current NASDAQ listing standards for Audit Committee membership.

Functions:	To oversee our accounting and financial reporting processes and the audits of our financial statements, including oversight of our systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirements, internal audit function and the appointment and compensation of our independent registered public accounting firm;

To review and evaluate the independence and performance of our independent registered public accounting firm; and

To facilitate communication among our independent registered public accounting firm, our financial and senior management and our Board.

Financial Experts:	Our Board has unanimously determined that all Audit Committee members are financially literate under current NASDAQ listing standards, and at least one member has financial sophistication under NASDAQ listing standards. In addition, our Board has unanimously determined that George Reyes and V. Paul Unruh each qualify as an “audit committee financial expert” under SEC rules and regulations. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations or liability on any person so designated than those generally imposed on members of the Audit Committee and the Board.

Compensation Committee

Members:	Michael Brown William T. Coleman David L. Mahoney Daniel H. Schulman (Chair)

Number of Meetings in Fiscal Year 2007:	6

* As described in “Proposal No. 1 Election of Directors,” Mr. Roux has not been nominated for election to the Board and will not serve on the Audit Committee following the 2007 Annual Meeting.

Independence:	Each member is an independent director as defined by current NASDAQ listing standards.

Functions:	To review and recommend to the independent directors of our Board all compensation arrangements for our Chief Executive Officer;

To review and approve all compensation arrangements for our other executive officers;

To review the overall strategy for employee compensation;

To administer our equity incentive plans;

To review and recommend to the Board compensation for non-employee members of the Board;

To review and discuss with management the company’s disclosures under the caption “Compensation Discussion and Analysis” for use in our proxy statements and reports filed with the SEC; and

To produce an annual report on executive compensation for use in our proxy statement.

Nominating and Governance Committee

Members:	Michael Brown (Chair) Frank E. Dangeard Robert S. Miller Daniel H. Schulman V. Paul Unruh

Number of Meetings in Fiscal Year 2007:	4

Independence:	Each member is an independent director as defined by current NASDAQ listing standards.

Functions:	To identify, consider and nominate candidates for membership on our Board;

To develop, recommend and evaluate corporate governance standards and a code of business conduct and ethics applicable to our company;

To implement and oversee a process for evaluating our Board, Board committees (including the Nominating and Governance Committee) and oversee our Board’s evaluation of our Chief Executive Officer;

To make recommendations regarding the structure and composition of our Board and Board committees; and

To advise the Board on corporate governance matters.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Nominating and Governance Committee will consider candidates submitted by Symantec stockholders, as well as candidates recommended by directors and management, for nomination to the Board. The goal of the Nominating and Governance Committee is to assemble a Board that offers a variety of perspectives, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating and Governance Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Governance Committee determines that an opening exists, the Committee identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and NASDAQ.

The Nominating and Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, diversity, availability, independence of thought, and overall ability to represent the interests of Symantec’s stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, the Committee has no stated minimum criteria for nominees. We have from time to time engaged a search firm to identify and assist the Nominating and Governance Committee with identifying, evaluating and screening Board candidates for Symantec and may do so in the future.

Stockholder Proposals for Nominees

The Nominating and Governance Committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information and follow the procedures set forth in our corporate Bylaws regarding director nomination proposals. The committee will apply the same criteria as it uses for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the Nominating and Governance Committee at next year’s annual meeting of stockholders, submissions by security holders must be submitted by mail and must be received by the Corporate Secretary no later than April 8, 2008 to ensure adequate time for meaningful consideration by the committee. Each submission must include the following information:

•	the full name and address of the candidate;

•	the number of shares of Symantec common stock beneficially owned by the candidate;

•	a certification that the candidate consents to being named in the proxy statement and intends to serve on the Board if elected; and

•	biographical information, including work experience during the past five years, other board positions, and educational background, such as is provided with respect to nominees in this proxy statement.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to the Board of Directors for next year’s annual meeting is described in this proxy statement under “Additional Information — Stockholder Proposals for the 2008 Annual Meeting.”

Contacting the Board of Directors

Any stockholder who wishes to contact members of our Board may do so by mailing written communications to:

Symantec Corporation
20330 Stevens Creek Boulevard
Cupertino, California 95014
Attn: Corporate Secretary

The Corporate Secretary will review all such correspondence and provide regular summaries to the Board or to individual directors, as relevant, will retain copies of such correspondence for at least six months, and make copies of such correspondence available to the Board or individual directors upon request. Any correspondence relating to accounting, internal controls or auditing matters will be handled in accordance with Symantec’s policy regarding accounting complaints and concerns.

Attendance of Board Members at Annual Meetings

The Board does not have a formal policy with respect to Board member attendance at our annual meetings of stockholders, as historically very few stockholders have attended Symantec’s annual meeting of stockholders. Four directors attended Symantec’s 2006 Annual Meeting of Stockholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of ten directors, nine of whom are nominated for election at the 2007 annual meeting, including eight independent directors and one member of our senior management. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating and Governance Committee, the Board has nominated the following nine persons to serve as directors for the term beginning at the annual meeting on September 13, 2007: Michael Brown, William T. Coleman, Frank E. Dangeard, David L. Mahoney, Robert S. Miller, George Reyes, Daniel H. Schulman, John W. Thompson and V. Paul Unruh. Mr. Dangeard was appointed to the Board in January 2007 and was recommended by the Nominating and Governance Committee after one of our non-management directors recommended him for its consideration. David J. Roux, a member of our Board of Directors since July 2005, has not been nominated for election at the 2007 annual meeting. The Board thanks Mr. Roux for his leadership and years of service to Symantec. Effective as of the opening of the polls at our annual meeting on September 13, 2007, our authorized number of directors will be reduced to nine.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to Symantec cannot be voted at the 2007 annual meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the Board. Alternatively, the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the next annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.

Nominees for Director

The names of each nominee for director, their ages as of June 30, 2007, and other information about each nominee is shown below.

			Director
Nominee	Age	Principal Occupation	Since

John W. Thompson	58	Chairman of the Board of Directors and Chief Executive Officer	1999
Michael Brown	48	Director	2005
William T. Coleman	59	Founder, Chairman of the Board and Chief Executive Officer, Cassatt Corporation	2003
Frank E. Dangeard	49	Chairman and Chief Executive Officer, Thomson S.A.	2007
David L. Mahoney	53	Director	2003
Robert S. Miller	65	Executive Chairman, Delphi Corporation	1994
George Reyes	53	Chief Financial Officer, Google Inc.	2000
Daniel H. Schulman	49	Chief Executive Officer, Virgin Mobile USA	2000
V. Paul Unruh	58	Director	2005

Mr. Thompson has served as Chairman of the Board and Chief Executive Officer since April 1999, and as President from April 1999 to January 2002. Mr. Thompson joined Symantec after 28 years at IBM Corporation, a global information technology company, where he held senior executive positions in sales, marketing and software development. In his last assignment, he was general manager of IBM Americas and a member of the company’s Worldwide Management Council. Mr. Thompson is a member of the board of directors of Seagate Technology, Inc. and United Parcel Service, Inc.

Mr. Brown was appointed to the Board in July 2005 following the acquisition of Veritas Software Corporation. Mr. Brown had served on the Veritas board of directors since 2003. Mr. Brown is currently the Chairman of Line 6, Inc., a provider of musical instruments, amplifiers and audio gear that incorporate digital signal processing. From 1984 until September 2002, Mr. Brown held various senior management positions at Quantum Corporation, most recently as Chief Executive Officer from 1995 to 2002 and Chairman of the Board from 1998 to 2003. Mr. Brown is a member of the board of directors of Quantum Corporation, Nektar Therapeutics and two private companies.

Mr. Coleman was appointed to the Board in January 2003. Mr. Coleman is a Founder, Chairman of the Board and Chief Executive Officer of Cassatt Corporation, a provider of solutions to automate information technology operations. Previously Mr. Coleman was co-founder of BEA Systems, Inc., an enterprise application and service infrastructure software provider, where he served as Chairman of the Board from the company’s inception in 1995 until August 2002, Chief Strategy Officer from October 2001 to August 2002, and Chief Executive Officer from 1995 to October 2001. Mr. Coleman is a member of the board of directors of Palm, Inc.

Mr. Dangeard joined Symantec’s Board in January 2007. Mr. Dangeard has been the Chairman and Chief Executive Officer of Thomson S.A., a provider of digital video technologies, solutions and services, since September 15, 2004. From September 2002 to September 2004, Mr. Dangeard was Senior Executive Vice President of France Telecom and non-executive Chairman of Thomson. He joined Thomson in April 1997 as Senior Executive Vice President and became a member of the Thomson board of directors in March 1999 and was appointed vice chairman in July 2001. From September 1989 to April 1997, Mr. Dangeard was managing director of SG Warburg & Co. Ltd (later SBC Warburg) and from 1995, he was also chairman of SBC Warburg (France). Prior to that, he was a lawyer at Sullivan & Cromwell LLP in New York and London. Mr. Dangeard serves on the board of Electricite de France. He graduated from the ecole des Hautes Etudes Commerciales, from the Paris Institut d’Etudes Politiques and from Harvard Law School.

Mr. Mahoney was appointed to the Board in April 2003. Mr. Mahoney previously served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare services company, and as Chief Executive Officer of iMcKesson LLC, also a healthcare services company, from July 1999 to February 2001. Mr. Mahoney is a member of the board of directors of Corcept Therapeutics Incorporated, Tercica Incorporated and several non-profit organizations.

Mr. Miller was appointed to the Board in September 1994. Since January 2007, Mr. Miller has served as Executive Chairman of Delphi Corporation, an auto parts supplier. From July 2005 until January 2007, Mr. Miller served as Chairman and Chief Executive Officer of Delphi Corporation. From January 2004 to June 2006, Mr. Miller was non-executive Chairman of Federal Mogul Corporation, an auto parts supplier. From September 2001 until December 2003, Mr. Miller was Chairman and Chief Executive Officer of Bethlehem Steel Corporation, a large steel producer. Mr. Miller is a member of the board of directors of UAL Corporation and two private companies. Prior to joining Bethlehem Steel, Mr. Miller served as Chairman and Chief Executive Officer on an interim basis upon the departure of Federal-Mogul’s top executive in September 2000. Delphi Corporation and certain of its subsidiaries filed voluntary petitions for reorganization under the United States Bankruptcy Code in October 2005, and Federal Mogul Corporation and Bethlehem Steel Corporation and certain of their subsidiaries, filed voluntary petitions for reorganization under the United States Bankruptcy Code in October 2001.

Mr. Reyes has been a member of Symantec’s Board since July 2000. Mr. Reyes became the Chief Financial Officer of Google Inc., an advertising and Internet search solutions provider, in July 2002. Prior to joining Google, he served as Interim Chief Financial Officer for ONI Systems Corporation, an optical networking company, from February 2002 until June 2002. Prior to ONI Systems, Mr. Reyes spent 13 years at Sun Microsystems, Inc., a provider of network computing products and services, where he served in a number of finance roles, with his last position as Vice President — Treasurer from April 1999 to September 2001. Mr. Reyes is a member of the board of directors of BEA Systems, Inc.

Mr. Schulman has been a member of Symantec’s Board since March 2000. Mr. Schulman has served as Chief Executive Officer of Virgin Mobile USA, a cellular phone service provider, since August 2001, and also served as a member of the board of directors of Virgin Mobile USA since October 2001. From May 2000 until May 2001, Mr. Schulman was President and Chief Executive Officer of priceline.com Incorporated, an online travel company, after serving as President and Chief Operating Officer from July 1999.

Mr. Unruh was appointed to the Board in July 2005 following the acquisition of Veritas. Mr. Unruh had served on Veritas’ board of directors since 2003. Mr. Unruh retired as Vice Chairman of the Bechtel Group, Inc., a global engineering and construction services company, in June 2003. During his 25-year tenure with Bechtel, Mr. Unruh held various positions in management including President of Bechtel Enterprises, Bechtel’s finance, development and ownership arm, from July 1997 to January 2001 and Chief Financial Officer from 1992 to 1996. Mr. Unruh is a member of the board of directors of Move, Inc., Heidrick & Struggles International, Inc. and two private companies.

Director Compensation

The following table provides information for fiscal 2007 compensation for all non-employee directors of the company who served during the last fiscal year:

2007 Director Compensation

	Fees Earned
	or Paid in		Stock		Option
	Cash		Awards		Awards	Total
Name	($)(1)		($)(3)		($)(9)(10)	($)

Michael Brown	55,010		203,163	(4)(5)	29,497	287,670
William Coleman	10,003		228,170	(4)(6)	328,639	566,812
David Mahoney	45,010		203,163	(4)(5)	238,271	486,444
Robert Miller	45,003	(2)	228,170	(4)(6)	232,165	505,338
George Reyes	10,003		228,170	(4)(6)	232,165	470,338
David Roux	10,003		228,170	(4)(6)	29,497	267,670
Daniel Schulman	55,010		203,163	(4)(5)	232,165	490,338
V. Paul Unruh	30,003		228,170	(4)(6)	29,497	287,670
Frank Dangeard	—	(7)	8,694	(8)	—	8,694

(1)	Amounts shown in this column represent the following annual fees paid to each director: (a) base retainer fee of $50,000 (of which at least 50% must be received in the form of Symantec common stock); (b) fee of $10,000 for each committee membership; and (c) fee of $10,000 for chairing a committee of the Board.

(2)	Mr. Miller received an additional annual fee in the amount of $25,000 for his role as Lead Outside Director.

(3)	Amounts shown in this column reflect (a) the company’s accounting expense for restricted stock unit awards granted to the non-employee directors (described more specifically in notes (4) and (8)), and (b) the portion of each non-employee director’s annual retainer received in the form of Symantec common stock (described more specifically in notes (5) and (6)). The dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock units granted to the directors was determined in accordance with Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Such amounts reflect our accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). Restricted stock units were not granted to non-employee directors prior to fiscal 2007. Pursuant to SEC rules, the amounts shown for restricted stock unit awards exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our non-employee directors during fiscal 2007. For additional information, refer to Note 11 of the financial statements in our Form 10-K for the year ended March 30, 2007, as filed with the SEC.

(4)	Messrs. Brown, Coleman, Mahoney, Miller, Reyes, Roux, Schulman, and Unruh each received an award of 9,113 restricted stock units on September 14, 2006, with a per share fair value of $19.75 and a full grant date fair value of $179,981.75. As of March 30, 2007, each of these non-employee directors held 9,113 restricted stock units.

(5)	In lieu of cash, Messrs. Brown, Mahoney, and Schulman each elected to receive 50% of their annual base retainer of $50,000 in the form of Symantec common stock. Accordingly, pursuant to the terms of the 2000 Director Equity Incentive Plan, they were each granted 1,558 shares on April 25, 2006, at a per share fair value of $16.04, and a full fair value of $24,990.32. The balance of Messrs. Brown, Mahoney, and Schulman’s fees were paid in cash, and these amounts are reported in “Fees Earned or Paid in Cash” in the table above.

(6)	In lieu of cash, Messrs. Coleman, Miller, Reyes, Roux, and Unruh each elected to receive 100% of their annual base retainer of $50,000 in the form of Symantec common stock. Accordingly, pursuant to the terms of the 2000 Director Equity Incentive Plan, they were each granted 3,117 shares on April 25, 2006, at a per share fair value of $16.04, and a full fair value of $49,996.68. The balance of Messrs. Coleman, Miller, Reyes, Roux, and Unruh’s fees were paid in cash, and these amounts are reported in “Fees Earned or Paid in Cash” in the table above.

(7)	Mr. Dangeard was appointed to the Board on January 23, 2007 and did not receive an annual base retainer for the 2007 fiscal year.

(8)	Because Mr. Dangeard was appointed to the Board after the beginning of the fiscal year, he received a prorated award of 2,793 restricted stock units on January 24, 2007, with a per share fair value of $17.48 and a full grant date fair value of $48,821.64. The value of Mr. Dangeard’s annual restricted stock unit award for fiscal 2007 was prorated based on the 99 days he served on the Board through May 1, 2007, the date of the first regular Board meeting following the end of the 2007 fiscal year. As of March 30, 2007, Mr. Dangeard held 2,793 restricted stock units.

(9)	Amounts shown in this column reflect our accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to the non-employee directors. The fair value was estimated using the Black-Scholes option pricing model in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 11 of the financial statements in our Form 10-K for the year ended March 30, 2007, as filed with the SEC.

(10)	In fiscal year 2007, there were no stock options granted to the non-employee directors listed in the table above. At the 2007 fiscal year-end, our non-employee directors held options to purchase shares of the company’s common stock (from stock option awards made in prior fiscal years) as follows: Mr. Brown (175,630), Mr. Coleman (164,000), Mr. Mahoney (106,000), Mr. Miller (208,000), Mr. Reyes (240,000), Mr. Roux (242,461), Mr. Schulman (99,168) and Mr. Unruh (180,630).

The policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Symantec does not pay employee directors for Board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the company. The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.

Director Stock Ownership Guidelines:  To ensure that our directors’ interests are aligned with our stockholders, the Compensation Committee instituted new stock ownership guidelines in May 2007. The Committee eliminated the previous 12 month minimum holding period for equity grants, making the new guidelines as follows:

•	Directors must maintain a minimum holding of 10,000 shares of company stock;

•	New directors will have 3 years to reach the minimum holding level; and

•	Notwithstanding the foregoing, directors may sell enough shares to cover their income tax liability on vested grants.

Annual Fees:  In accordance with the recommendation of the Compensation Committee, the Board determined the non-employee directors’ compensation for fiscal 2007 as follows:

•	$50,000 annual cash retainer

•	$10,000 annual fee for committee membership

•	$10,000 annual fee for chairing a committee of the Board

•	$25,000 annual fee for the Lead Independent Director

The payment of the annual cash retainer is subject to the terms of the 2000 Director Equity Incentive Plan, as amended, which requires that at least 50% of the annual retainer be paid in the form of unrestricted, fully-vested shares of Symantec common stock. The company pays the annual retainer and any additional annual payment to each director at the beginning of the fiscal year. Directors who join the company during the first six months of the fiscal year receive a prorated payment.

Effective for fiscal 2008, the Compensation Committee recommended, and the Board approved, an increase in the annual cash retainer for audit committee membership to $15,000 and the annual cash retainer for chairing the audit committee to $20,000.

Annual Equity Awards.  Beginning in fiscal 2007 each non-employee member of the Board receives an annual award of Symantec restricted stock units having a fair market value on the grant date equal to $180,000, with this value prorated for new non-employee directors from the date of such director’s appointment to our Board to the date of the first Board meeting in the following fiscal year. The restricted stock unit awards granted in fiscal 2007 were granted in September 2006, following our annual meeting, and vested in full on April 1, 2007, except for the grant to Mr. Dangeard which was made on January 24, 2007 upon his appointment to the Board and will vest in full on January 24, 2008. The restricted stock unit awards granted for fiscal 2008 were granted on May 2, 2007 and will vest in full in one year from the date of grant. Beginning in fiscal 2007, we no longer make annual option grants to our directors. Option grants made to our non-employee directors in fiscal 2006 and prior years were subject to a four-year vesting schedule. In the event of a merger or consolidation in which Symantec is not the surviving corporation or another similar change in control transaction involving Symantec, all unvested stock option and restricted stock unit awards made to non-employee directors under the programs described above will accelerate and shall vest in full.

Symantec stock ownership information for each of our directors is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF
EACH OF THE NINE NOMINATED DIRECTORS.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about Symantec’s common stock that may be issued upon the exercise of options, warrants and rights under all of Symantec’s existing equity compensation plans as of March 30, 2007:

	Equity Compensation Plan Information
				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted-Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	71,466,455		$15.89	66,604,071	(1)
Equity compensation plans not approved by security holders	1,409,887	(2)(3)	$6.38	0
Total	72,876,342		$15.07	66,604,071

(1)	Represents 14,175,771 shares remaining available for future issuance under Symantec’s 1998 Employee Stock Purchase Plan, 209,599 shares remaining available for future issuance under Symantec’s 2002 Executive Officer’s Stock Purchase Plan, 21,273 shares remaining available for future issuance under Symantec’s 2000 Director Equity Incentive Plan and 52,197,428 shares remaining available for future issuance as stock options under Symantec’s 2004 Equity Incentive Plan.

(2)	Excludes outstanding options to acquire 36,672,316 shares as of March 30, 2007 that were assumed as part of the company’s acquisition of Veritas Software Corporation on July 2, 2005. Also excludes 717,768 outstanding options as of March 30, 2007 that were assumed as part of other acquisitions. The weighted average exercise price of these assumed outstanding options was $21.99 as of March 30, 2007. In connection with these acquisitions, Symantec has only assumed outstanding options and rights, but not the plans themselves, and therefore, no further options may be granted under these acquired-company plans.

(3)	Represents 1,304,551 outstanding options to purchase shares under Symantec’s 2001 Non-Qualified Equity Incentive Plan and 105,336 options outstanding under Symantec’s 1999 Acquisition Plan. As noted below, the 2001 Non-Qualified Equity Incentive Plan was terminated in September 2004 in connection with the adoption of the Symantec 2004 Equity Incentive Plan. As noted below, the 1999 Acquisition Plan was terminated in October 2005.

Material Features of Equity Compensation Plans Not Approved by Stockholders

2001 Non-Qualified Equity Incentive Plan

The 2001 Non-Qualified Equity Incentive Plan was terminated in September 2004 in connection with the adoption of the Symantec 2004 Equity Incentive Plan. As of March 30, 2007, options to purchase 1,304,551 shares were outstanding under this plan.

Terms of Options.  Symantec’s Compensation Committee determined many of the terms and conditions of each option granted under the plan, including the number of shares for which the option was granted, the exercise price of the option and the periods during which the option may be exercised. Each option is evidenced by a stock option agreement in such form as the Committee approved and is subject to the following conditions (as described in further detail in the plan):

•	Vesting and Exercisability: Options and restricted shares become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Compensation Committee in its discretion and as set forth in the related stock option or restricted stock agreement. To date, as a matter of practice, options under the plan have generally been subject to a four-year vesting period. Options terminate ten years or less from the date of grant.

•	Exercise Price: The exercise price of each option granted was not less than 100% of the fair market value of the shares of common stock on the date of the grant.

•	Tax Status: All options granted under the plan are non-qualified stock options.

•	Method of Exercise: The option exercise price is typically payable in cash or by check, but may also be payable, at the discretion of the Committee, in other forms of consideration.

•	Termination of Employment: Options cease vesting on the date of termination of service or death of the participant. Options granted under the plan generally expire three months after the termination of the optionee’s service to Symantec or a parent or subsidiary of Symantec, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. However, if the optionee is terminated for cause, the optionee’s options expire upon termination of employment.

Corporate Transactions.  In the event of a change of control of Symantec (as defined in the plan), the buyer may either assume the outstanding awards or substitute equivalent awards. In the event the buyer fails to assume or substitute awards issued under the plan, all awards will expire upon the closing of the transaction.

Term and Amendment of the Plan.  The plan was terminated in September 2004, except that outstanding options granted thereunder will remain in place for the term of such options.

1999 Acquisition Plan

The purpose of this plan was to issue stock options in connection with Symantec’s acquisition of URLabs in September 1999.

Eligibility for Participation.  Employees, officers, consultants, independent contractors and advisors to Symantec, or of any subsidiary or affiliate of Symantec, are eligible to receive stock options under this plan. Options awarded to officers may not exceed in the aggregate 30% percent of all shares available for grant under the plan.

Terms of Options.  Many of the terms of the options are determined by the Compensation Committee, and are generally the same in all material respects as the terms described above with respect to Symantec’s 2001 Non-Qualified Equity Incentive Plan, except that the 1999 Acquisition Plan does not contain a provision for the expiration of employees’ options upon a termination for cause.

Term and Amendment of the Plan.  The plan was terminated by the Board on October 18, 2005, except that outstanding options granted thereunder will remain in place for the term of such options.

PROPOSAL NO. 2

AMENDMENT AND RESTATEMENT OF 2000 DIRECTOR EQUITY INCENTIVE PLAN

At the meeting, Symantec’s stockholders will be asked to consider and vote upon a proposal to amend and restate Symantec’s 2000 Director Equity Incentive Plan, as amended (the “Director Plan”), to increase the number of shares reserved for issuance thereunder by 50,000 shares, which would increase the total number of shares reserved for issuance under the Director Plan from 100,000 to 150,000. Each non-employee member of our Board has an interest in Proposal No. 2 since each such director is eligible to participate in the Director Plan.

Amendment to Increase Shares Available for Issuance Under Director Plan

The Board believes that the amendment to increase the shares of Symantec common stock available for issuance under the Director Plan is in the best interests of Symantec and its stockholders. The purpose of the Director Plan is to provide our non-employee members of the Board with an opportunity to receive all or a portion of the base retainer payable to such directors in the form of common stock of the company and thus provide directors with a means to acquire an equity interest in the company. By providing the directors with an incentive based on increases in the value of the company’s stock, the directors’ interests are more closely aligned with the interests of the stockholders. The amount of the base retainer payable to members of the Board is currently set at $50,000 per year.

Currently, there are a total of 100,000 shares of Symantec’s common stock reserved for issuance under the Director Plan. As of June 30, 2007, a total of 95,551 shares had been issued under the Director Plan to 17 persons, leaving 4,449 shares reserved for future issuance. During fiscal year 2007, 20,259 shares were issued to eligible directors under the Director Plan. As discussed under the “Directors’ Compensation” section of this proxy statement, not less than 50% of each director’s annual retainer is paid in the form of Symantec common stock. Without the additional 50,000 shares that are the subject of this proposal, it is likely that there will not be sufficient shares available under the Director Plan to comply with this company policy.

Summary of the 2000 Director Equity Incentive Plan

The following summary of the principal provisions of the Director Plan, as proposed for approval, is qualified in its entirety by reference to the full text of the Director Plan, which is included as Annex A to this proxy statement.

General.  The Director Plan was adopted by the Board on July 20, 2000 and approved by Symantec’s stockholders in September 2000. The Director Plan was amended by the Board on July 20, 2004 to reflect the increase in the annual retainer from $25,000 to $50,000. The increase became effective as of April 3, 2004. On September 15, 2004, Symantec’s shareholders approved amendments to the Director Plan to (i) increase the number of shares reserved for issuance thereunder by 50,000 shares (on a split-adjusted basis), which would increase the total number of shares reserved for issuance under the Director Plan from 50,000 to 100,000 (on a split-adjusted basis), and (ii) provide for a proportionate adjustment to the shares subject to the Director Plan upon any stock dividend, stock split or similar change in Symantec’s capital structure. The purpose of the Director Plan is to provide members of the Board of Directors with an opportunity to receive all or a portion of the retainer payable to each director in common stock and thus provide directors of Symantec with a means to acquire an equity interest in Symantec and incentives based on increases in the value of Symantec’s common stock.

Administration.  The Director Plan permits either the Board or a committee appointed by the Board to administer the Director Plan (in either case, the “Administrator”). The Administrator has the authority to construe and interpret the Director Plan and the Administrator will ratify and approve all stock to directors under the Director Plan. Currently the Compensation Committee administrates the Director Plan.

Issuance of Stock.  The Director Plan provides that each director may elect to receive up to 100% of the director’s annual retainer in the form of Stock (defined below). Not less than 50% of the annual retainer will be paid in the form of an award of unrestricted, fully-vested shares of Symantec common stock (the “Stock”). Before the first meeting of the Board held in each fiscal year (the “First Meeting”), each director is required to specify the percentage, from 50% to 100%, of the retainer that is to be paid in Stock. If no election is made by a director, the director is deemed to have elected to receive 50% of the retainer in the form of Stock. The number of shares of Stock to be issued annually to each director will equal the portion of the retainer for each year which a director elects to be paid in Stock, divided by the closing price of the Symantec common stock on the Nasdaq Global Select Market on the day immediately preceding the First Meeting. The shares are issued to the directors promptly following the First Meeting. Each director who is newly appointed to the Board during the first half of the Company’s fiscal year is entitled to receive a pro rata portion of the retainer for the current fiscal year (based on the number of days remaining in such fiscal year, divided by 365 days). At the first Board meeting the newly appointed director is eligible to attend, the director is required to specify the percentage, from 50% to 100%, of the retainer that is to be paid in stock

Stock Reserved for Issuance.  The Stock reserved for issuance under the Director Plan consists of authorized but unissued shares of Symantec common stock. Assuming the stockholders of the company approve the proposed amendments to the Director Plan, the aggregate number of shares of Stock that may be issued under the Director Plan is 150,000, which number will be proportionately adjusted upon any stock dividend, stock split or similar change in the company’s capital structure.

Amendment and Termination of the Director Plan.  The Board may amend, alter, suspend or discontinue the Director Plan at any time; provided, that no amendment which increases the number of shares of Stock issuable under the Director Plan shall be effective unless and until such increase is approved by the stockholders of the company.

Federal Income Tax Information

THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO DIRECTORS ASSOCIATED WITH STOCK ISSUED UNDER THE DIRECTOR PLAN.

A director will recognize taxable income at the time Stock is issued under the Director Plan equal to the fair market value of the Stock issued to the director. This amount must be treated as ordinary income and may be subject to income tax withholding by Symantec. Upon resale of the shares by a director, any subsequent appreciation or depreciation in the value of the Stock will be treated as long-term or short-term capital gain or loss.

New Plan Benefits

Because the amount of Stock issued to directors under the Director Plan will depend on the portion of the retainer each director elects to have paid in the form of Stock and on the fair market value of Symantec’s common stock at future dates, it is not possible to determine the benefits that will be received by Symantec’s directors under the Director Plan. The following table summarizes the benefits that were received by all current directors who are not executive officers, as a group, in the 2007 fiscal year.

Name and Position	Number of Shares

Non-Executive Director Group (8 persons)	20,259

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as Symantec’s principal independent registered public accounting firm to perform the audit of Symantec’s consolidated financial statements for fiscal year 2008. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of independent audit firm to stockholders for ratification. In the event that this selection of KPMG is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of KPMG as Symantec’s independent registered public accounting firm.

The Audit Committee first approved KPMG as the company’s independent auditors in September 2002, and KPMG audited Symantec’s financial statements for Symantec’s 2007 fiscal year. Representatives of KPMG are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The company regularly reviews the services and fees from its independent registered public accounting firm. These services and fees are also reviewed with the Audit Committee annually. In accordance with standard policy, KPMG periodically rotates the individuals who are responsible for the company’s audit. Symantec’s Audit Committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of KPMG.

In addition to performing the audit of the company’s consolidated financial statements, KPMG provided various other services during fiscal years 2007 and 2006. Symantec’s Audit Committee has determined that KPMG’s provisioning of these services, which are described below, does not impair KPMG’s independence from Symantec. The aggregate fees billed for fiscal years 2007 and 2006 for each of the following categories of services are as follows:

Fees Billed to Symantec	2007	2006

Audit fees(1)	$9,837,445	$10,982,964
Audit-related fees(2)	0	0
Tax fees(3)	625,605	654,437
All other fees(4)	0	0

Total fees	$10,463,050	$11,637,401

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Securities Exchange Act of 1934, and with respect to Symantec’s 2007 and 2006 fiscal years, these categories include in particular the following components:

(1) “Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of Symantec’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with Symantec’s acquisitions and statutory audit fees.

(2) “Audit related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3) “Tax fees” include fees for tax compliance and advice.

(4) “All other fees” include fees for all other non-audit services, principally for services in relation to certain information technology audits.

An accounting firm other than KPMG performs internal audit services for the company. Another accounting firm provides the majority of Symantec’s tax services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the services relating to the fees described in the table above were approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

As You Sow, 311 California Street, Suite 510, San Francisco, California, 94104, on behalf of John Powers as trustee for Barbara Herrick and owner of at least $2,000 worth of our Common Stock, has informed us that it intends to present the following proposal at the Annual Meeting:

RESOLVED, that the shareholders of Symantec Corp. urge the board of directors to adopt a policy that company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by the Symantec’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Shareholder’s Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation that sometimes appears to be insufficiently aligned with the creation of shareholder value. Recent media attention on questionable dating of stock options grants by companies has also raised investor concerns.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, PAY WITHOUT PERFORMANCE 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Symantec’s board to allow shareholders express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote would, we think, provide Symantec with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

Our Board of Directors’ Statement in Opposition to Proposal 4

The Board appreciates the underlying goal of the proposal, which is to provide stockholders with a means to convey their views regarding executive compensation to the company. However, our Board believes that passage of this proposal would actually provide a relatively ineffective and potentially counter-productive means for stockholders to express their views on this important subject, and is unnecessary because stockholders already have a number of more effective ways to communicate their views on executive compensation directly to the Board, including members of the Compensation Committee.

An advisory vote is not an effective mechanism for conveying meaningful stockholder opinions regarding our executive compensation.  The proposed advisory vote would benefit neither Symantec nor its stockholders because it would not provide the Compensation Committee with any meaningful insight into the specific views or concerns of stockholders regarding executive compensation that the Compensation Committee could address when considering remuneration practices for our executive officers. Instead, an advisory vote would require the Compensation Committee to speculate about the meaning of stockholder approval or disapproval. For example, a negative vote could signify that stockholders do not approve of the amount or type of compensation awarded or alternatively that stockholders do not approve of the format or level of disclosure in the summary compensation table and accompanying narrative disclosure.

Stockholders already have an effective mechanism for expressing their views about our executive compensation.  An advisory vote is not necessary because our stockholders already have an efficient and effective method of communicating with our Board. Stockholders may contact directly any of our directors (including the members of our Compensation Committee), the Board’s non-employee directors as a group or the Board generally, by writing to them (see “Contacting the Board of Directors” on page    of this proxy statement). Direct communications between stockholders and the Board allow stockholders to voice specific observations or concerns and to communicate clearly and effectively with the Board. An advisory vote does not provide that level of a detailed communication.

Our compensation practices and programs are designed to serve the interests of our stockholders.  Our Board believes that our compensation practices and programs serve the interests of our stockholders by resulting in compensation that is performance-based and by enabling us to hire and retain the best executives and motivate those executives to contribute to our future success. The Compensation Committee operates under a written charter adopted by the Board and is responsible for approving compensation awarded to the company’s executive officers, including the Chief Executive Officer and the other named executive officers. No member of the Committee has any material relationship with the Company and each Committee member satisfies the independence requirements of both the Company and the Nasdaq Stock Market.

In short, the Board of Directors believes that its Compensation Committee is in the best position to decide on the levels and elements of executive compensation and that the advisory vote called for by this proposal would neither enhance the Board’s processes in the area of executive compensation nor further good corporate governance.

THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS
OTHERWISE INSTRUCTED.

OUR EXECUTIVE OFFICERS

The names of our executive officers, their ages as of June 30, 2007, and their positions are shown below.

Name	Age	Position

John W. Thompson	58	Chairman of the Board of Directors and Chief Executive Officer
James A. Beer	46	Executive Vice President and Chief Financial Officer
Gregory S. Butterfield	47	Group President, Altiris Division
Janice Chaffin	52	Group President, Consumer Business Unit
Arthur F. Courville	48	Executive Vice President, General Counsel and Secretary
Kristof Hagerman	43	Group President, Data Center Management
Gregory W. Hughes	44	Group President, Global Services
Thomas W. Kendra	53	Group President, Security and Data Management Group
George W. Harrington	55	Senior Vice President, Finance and Chief Accounting Officer
Rebecca Ranninger	48	Executive Vice President and Chief Human Resources Officer
Enrique T. Salem	41	Group President, Worldwide Sales and Marketing

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Symantec.

For information regarding Mr. Thompson, please refer to Proposal No. 1, “Election of Directors,” above.

Mr. Beer has served as our Executive Vice President and Chief Financial Officer since February 28, 2006. From September 1991 to February 2006, Mr. Beer held various management positions in finance and operations at American Airlines Inc., a passenger airline company, including leading the airline’s European and Asia Pacific businesses. He most recently served as Senior Vice President and Chief Financial Officer of AMR Corporation and AMR’s principal subsidiary, American Airlines, since January 2004. Mr. Beer holds a Bachelor of Science in aeronautical engineering from Imperial College, London University and a master’s degree in business administration from Harvard Business School.

Mr. Butterfield has served as our Group President, Altiris Business Unit since April 2007 when we acquired Altiris, Inc. From February 2000 to April 2007, Mr. Butterfield served as the President and Chief Executive Officer of Altiris and as Chairman of the Board of Altiris from April 2004 to April 2007. Prior to joining Altiris, Mr. Butterfield served as Vice President, Sales for Legato Systems, Inc., a backup software company, from July 1999 to February 2000. From June 1996 to July 1999, Mr. Butterfield served as Executive Vice President of Worldwide Sales for Vinca, a fault tolerance and high availability company. From June 1994 to June 1996, Mr. Butterfield was the Regional Director of the Rocky Mountain Region for Novell, Inc., a provider of Internet business solutions. From January 1992 to June 1994, Mr. Butterfield was Vice President of North American Sales for WordPerfect Corporation, a software company. Mr. Butterfield also serves on the board of directors of Omniture, Inc. Mr. Butterfield holds a Bachelor of Science degree in Finance from Brigham Young University.

Ms. Chaffin has served as our Group President, Consumer Business Unit since April 2007. From May 2006 to April 2007, Ms. Chaffin served as our Executive Vice President and Chief Marketing Officer. Ms. Chaffin joined Symantec in May 2003 as Senior Vice President and Chief Marketing Officer. Prior to Symantec, Ms. Chaffin spent 21 years at Hewlett-Packard Company, a global provider of products, technologies, solutions and services, where she held a variety of marketing and business management positions and most recently served as Vice President of Enterprise Marketing and Solutions. Ms. Chaffin is a member of the Board of Directors of Informatica Corporation, an enterprise data integration software and services provider. She graduated summa cum laude from the University of California, San Diego with a bachelor’s degree and earned a master’s degree in business administration from the University of California, Los Angeles, where she was a Henry Ford Scholar.

Mr. Courville has served as our Executive Vice President since May 2006, General Counsel since February 2006 and as Secretary since 1999. He previously served as Senior Vice President, Corporate Legal Affairs from July 2005 to February 2006, and as Vice President and General Counsel from 1999 to July 2005. Mr. Courville joined Symantec in 1993, and was promoted to Director of the Legal Department in 1994. In 1997, Mr. Courville took the position of Director of Product Management for the Internet Tools Business Unit of Symantec, where he was responsible for all product management activities related to Java programming and HTML editing products. Mr. Courville later returned to the legal department as Senior Director before his appointment as Vice President and General Counsel in 1999. Before joining Symantec, Mr. Courville practiced law with the law firm of Gibson, Dunn & Crutcher. Mr. Courville holds a Bachelor of Arts in Economics from Stanford University, a law degree from Boalt Hall School of Law at the University of California, Berkeley and a Masters of Business Administration from the Haas School of Business at the University of California, Berkeley.

Mr. Hagerman has served as our Group President, Data Center Management since May 2006. Mr. Hagerman previously served as Senior Vice President, Data Center Management from July 2005 to May 2006. He joined Symantec through the company’s acquisition of Veritas. At Veritas, Mr. Hagerman most recently served as Executive Vice President, Storage and Server Management from September 2004 to July 2005 and served as Executive Vice President, Strategic Operations from March 2003 to September 2004. He was Senior Vice President, Strategic Operations from August 2001 to March 2003 and was Vice President, Strategic Alliances from February 2001 to August 2001. Mr. Hagerman received a bachelor’s degree in Russian and Economics from Dartmouth College, a master’s degree in International Relations from Cambridge University, and a Master of Business Administration from Stanford Graduate School of Business.

Mr. Harrington has served as our Senior Vice President, Finance, and Chief Accounting Officer since January 2007. In this capacity, Mr. Harrington serves as the Company’s principal accounting officer. Mr. Harrington joined the Company as Senior Vice President, Finance Operations in May 2006. Prior to joining the Company, Mr. Harrington had served as Senior Vice President and Chief Financial Officer of BMC Software, Inc., a software solutions provider, from March 2004 to September 2005, and had served in a variety of senior finance roles at International Business Machines Corporation (“IBM”), a global information technology company, since 1981. As vice president of Finance for IBM Software Group, Mr. Harrington was the senior executive responsible for all financial and IT aspects of IBM’s $13 billion software organization. Mr. Harrington also served as the Chief Accountant for IBM Corporation. In addition, he served as vice president, Finance for IBM Americas, responsible for all financial aspects of a $38 billion IBM division. Mr. Harrington also served in a range of finance leadership positions for IBM’s Americas, Asia Pacific and European operations. Mr. Harrington earned a Bachelor of Arts in Political Science and a Masters in Business Administration from Brigham Young University.

Mr. Hughes has served as our Group President, Global Services since April 2007. He joined Symantec through the company’s merger with Veritas in July 2005. At Veritas, Mr. Hughes most recently served as Executive Vice President, Global Services from October 2003 to July 2005. Mr. Hughes joined Veritas after a 10-year career at McKinsey & Co., a global management consulting service provider, where he most recently served as a Partner. During his 10-year career at McKinsey, he founded and led the North American Software Industry practice and worked as a consultant to senior executives across a range of industries on information-technology related issues. Mr. Hughes holds a Master of Business Administration degree from the Stanford Graduate School of Business, and a bachelor’s degree in electrical engineering and a master’s degree in electrical engineering and computer science from Massachusetts Institute of Technology.

Mr. Kendra has served as Group President of the Security and Data Management Group since April 2007. In this role he leads product management, engineering, alliances and business development for a wide range of products that help customers to lower risk around security, compliance and data management. From May 2006 to April 2007, Mr. Kendra served as Symantec’s Group President, Worldwide Sales and Services. During this time he led the successful integration of the Symantec and Veritas sales, channel and support organizations, one of the largest sales force mergers in the industry. Prior to this role, Mr. Kendra served as both Executive Vice President and Senior Vice President of Symantec’s Worldwide Sales and Services organization. Mr. Kendra joined Symantec after a 26-year career at IBM, a global information technology company where he was a member of IBM’s senior leadership team. Here he held multiple roles, from overseeing the company’s worldwide competitive and server sales to leading sales, services, marketing and channel operations for IBM’s software business in Asia Pacific. Mr. Kendra is currently on the board of directors of RightNow Technologies and serves on their audit committee. He received a Bachelor of Arts in Business Administration from Indiana University in Bloomington, Indiana.

Ms. Ranninger has served as our Executive Vice President and Chief Human Resources Officer since May 2006. Ms. Ranninger previously served as Senior Vice President, Human Resources from January 2000 to May 2006. From September 1997 to January 2000, she held the position of Vice President, Human Resources. Prior to 1997, Ms. Ranninger served for over six years in the Legal Department. Before joining Symantec in 1991, Ms. Ranninger was a business litigator with the law firm of Heller Ehrman White & McAuliffe. Ms. Ranninger graduated magna cum laude from Harvard University with a bachelor’s degree, earned a bachelor’s degree in jurisprudence from Oxford University and a Juris Doctorate from Stanford University.

Mr. Salem has served as our Group President, Worldwide Sales and Marketing since April 2007. From May 2006 to April 2007, Mr. Salem served as our Group President, Consumer Products. Mr. Salem previously served as Senior Vice President, Consumer Products and Solutions from February 2006 to May 2006, Senior Vice President, Security Products and Solutions from January 2006 to February 2006, and as Senior Vice President, Network and Gateway Security Solutions from June 2004 to February 2006. Prior to joining Symantec, from April 2002 to June 2004, he was President and CEO of Brightmail Incorporated, an anti-spam software company that was acquired by Symantec. From January 2001 to April 2002, Mr. Salem served as Senior Vice President of Products and Technology at Oblix Inc., an identity-based security products developer, and from October 1999 to January 2001, he was Vice President of Technology and Operations at Ask Jeeves Inc., an online search engine provider. From 1990 to October 1999, Mr. Salem led the security business unit at Symantec. Mr. Salem received a Bachelor of Arts in computer science from Dartmouth College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Symantec has adopted a policy that executive officers and members of the Board hold an equity stake in the company. The policy requires each executive officer to hold a minimum number of shares of Symantec common stock. Newly appointed executive officers are not required to immediately establish their position, but are expected to make regular progress to achieve it. The Compensation Committee reviews the minimum number of shares held by the executive officers and directors from time to time. The purpose of the policy is to more directly align the interests of executive officers and directors with our stockholders.

The following table sets forth information, as of June 30, 2007, with respect to the beneficial ownership of Symantec common stock by (i) each stockholder known by Symantec to be the beneficial owner of more than 5% of Symantec common stock, (ii) each member of the Board of Symantec, (iii) the named executive officers of Symantec included in the Summary Compensation Table appearing on page 39 of this proxy statement and (iv) all current executive officers and directors of Symantec as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 881,372,834 shares of Symantec common stock outstanding as of June 30, 2007 (excluding shares held in treasury). Shares of common stock subject to stock options and restricted stock units vesting on or before August 29, 2007 (within 60 days of June 30, 2007) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

5% Beneficial Owner
UBS (AG)(1)	50,944,167	5.8%
Directors and Executive Officers
John W. Thompson(2)	9,436,529	1.1%
Michael Brown(3)	187,306	*
William T. Coleman(4)	182,067	*
Frank E. Dangeard	2,804	*
David L. Mahoney(5)	124,175	*
Robert S. Miller(6)	285,927	*
George Reyes(7)	279,381	*
David J. Roux(8)	307,951	*
Daniel H. Schulman(9)	102,490	*
V. Paul Unruh(10)	188,865	*
James A. Beer(11)	120,362	*
Kristof Hagerman(12)	714,528	*
Thomas W. Kendra(13)	414,521	*
Janice Chaffin(14)	506,801	*
All current Symantec executive officers and directors as a group (20 persons)(15)	14,834,177	1.7%

*	Less than 1%.

(1)	Based solely on a Schedule 13G filing made by UBS on February 21, 2007. Reflects the securities beneficially owned by the UBS Global Asset Management business group of UBS AG and its subsidiaries and affiliates on behalf of its clients. This shareholder’s address is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(2)	Includes 7,999,011 shares subject to options that will be excercisable as of August 29, 2007.

(3)	Includes 169,380 shares subject to options that will be excercisable as of August 29, 2007.

(4)	Includes 151,250 shares subject to options that will be excercisable as of August 29, 2007.

(5)	Includes 93,250 shares subject to options that will be excercisable as of August 29, 2007.

(6)	Includes 175,250 shares subject to options that will be excercisable as of August 29, 2007.

(7)	Includes 227,250 shares subject to options that will be excercisable as of August 29, 2007.

(8)	Includes 236,211 shares subject to options that will be excercisable as of August 29, 2007.

(9)	Includes 81,418 shares subject to options that will be excercisable as of August 29, 2007.

(10)	Includes 174,380 shares subject to options that will be excercisable as of August 29, 2007.

(11)	Includes 106,250 shares subject to options that will be excercisable as of August 29, 2007.

(12)	Includes 713,309 shares subject to options that will be excercisable as of August 29, 2007.

(13)	Includes 407,394 shares subject to options that will be excercisable as of August 29, 2007.

(14)	Includes 477,810 shares subject to options that will be excercisable as of August 29, 2007.

(15)	Includes 12,701,940 shares subject to options that will be excercisable as of August 29, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Symantec’s directors and officers, and any persons who own more than 10% of Symantec’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Symantec with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms furnished to Symantec and written representations from the directors and executive officers, Symantec believes that all Section 16(a) filing requirements were met in fiscal year 2007, except that Kristof Hagerman filed one late Form 4 report with respect to one transaction, the sale of 1,361 shares of common stock.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

INTRODUCTION

Our Compensation Philosophy

Our compensation philosophy is defined by two primary business objectives which are intended to enhance long-term stockholder value:

•	The compensation of executives based on the company’s performance; and

•	The attraction and retention of talented and experienced senior leadership.

We believe that, given our executives’ ability to influence the company’s performance, their compensation should be tied to the company’s current and long term performance. Consistent with a pay-for-results philosophy, our compensation program for executives emphasizes pay at risk. Executives with greater responsibility and more direct ability to influence overall company performance have a greater portion of their pay at risk through short- and long-term incentive programs. This aligns our executives’ interests with our stockholders’ interests.

Our compensation programs are designed to recruit and retain talented and experienced executives who will lead the company in continuing to innovate, grow and attain market leadership, each of which helps enable us to deliver superior value to our stockholders. Our ability to retain the talented and experienced members of our management team, and to attract new talent, is critical to growing our business and driving stockholder value. We look to relevant market and industry practices to remain competitive with our compensation packages. We strive to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure and limit dilution to stockholders.

Our Compensation Committee

The Compensation Committee (the “Committee”), which is comprised of independent directors, establishes and oversees the overall strategy for employee compensation, including our executive compensation programs. The Committee regularly reviews our compensation policies and practices to ensure that they support our business strategy and serve the interests of our stockholders. The Committee strives to make our compensation competitive by benchmarking our practices and compensation levels against comparable companies. The Committee retains Mercer Human Resource Consulting, an outside consulting firm, to provide advice and ongoing recommendations on executive compensation matters. The Committee has directed the compensation consultant to work with our Chief Human Resources Officer and other members of management to obtain information necessary for them to form their recommendations and evaluate management’s recommendations. The compensation consultants also meet with the Committee during the Committee’s regular meetings, and in executive session. For a description of the Committee’s functions and additional information about the Committee, see the “Board Committees and Their Functions” section (beginning on page 7).

The independent directors of the Board evaluate the CEO’s performance and the Committee then reviews and recommends to the independent directors of the Board all compensation arrangements for the CEO. The Committee reviews the performance evaluations and compensation recommendations that the CEO submits for the other named executive officers and approves their compensation.

While the Committee determines our overall compensation philosophy, it looks to several of our executive officers and the compensation consultant retained by the Committee to make recommendations to the Committee that are guided by our compensation philosophy. As mentioned above, our CEO provides the Board and Committee with feedback on the performance of our executive officers, and makes compensation recommendations for the executives to the Committee for their approval. Our CEO, CFO, Chief Human Resources Officer, and Vice President, Legal, regularly attend the Committee’s meetings to provide their perspectives on competition in the industry and the needs of the business, information regarding the company’s performance and other advice specific to their areas of expertise.

Named Executive Officers

This Compensation Discussion & Analysis describes the overall compensation practices at Symantec and specifically describes the compensation for the following named executive officers for fiscal 2007:

•	John W. Thompson, Chairman of the Board and Chief Executive Officer

•	James Beer, Executive Vice President and Chief Financial Officer

•	Kristof Hagerman, Group President, Data Center Management Business Unit

•	Tom Kendra, Group President, Security and Data Management Business Unit

•	Janice Chaffin, Group President, Consumer Business Unit

EXECUTIVE COMPENSATION PRINCIPLES

The Committee relies on the following key principles, which reflect our compensation philosophy, to design our compensation programs:

•	Focus on current results as well as on drivers of long-term stockholder value creation

•	Align our executives’ interests with stockholder interests

•	Recruit, motivate and retain capable leadership

•	Provide our stockholders with a clear understanding of the relationship between executive pay and stockholder value creation

•	Promote collaboration within the senior management team by designing programs to reward individual performance, team success, and company-wide results

•	Remain competitive with our compensation packages

COMPENSATION POLICIES FOR DETERMINATION OF COMPENSATION

Our compensation principles are implemented through several policies developed by the Committee. These policies guide the Committee in determining the mix and value of the compensation components for our named executive officers. Our compensation principles include:

Total Rewards:  Elements of total rewards offered to our executive officers include base salary, short- and long-term incentives, health benefits, a deferred compensation program, and a consistent focus on professional growth and opportunities for challenges. We believe that opportunities for personal and professional growth enhance our leadership’s employment satisfaction and increase their desire to stay with the Company over time.

In determining the mix of components and the value of each component, the Committee takes into account the executive’s role, the competitive market, individual and company performance, business unit performance, internal pay equity (i.e., ensuring that comparably situated executives are treated similarly) and historical compensation. Details of the various programs and how they support the overall business strategy are outlined in “Compensation Components.”

Pay for Results:  Our executive compensation program is designed to reward executives for results. As described below, the pay mix for named executive officers emphasizes variable pay in the form of short and long term cash incentives and long-term equity awards. Short-term results are measured by annual financial performance, particularly revenue, earnings per share and, for our business unit leaders, business unit performance. Performance is rewarded in the long term through (a) share price appreciation of equity awards, and (b) cash payments for attainment of operating cash flow targets under the FY08 Long Term Incentive Plan described below.

Market Positioning:  Our policy is to target the base salary and annual short-term cash incentive structure for named executive officers at the 65th percentile of the relevant market composite, as described below, with target long-term equity incentive opportunities and benefits for named executive officers at the 50th percentile of the relevant market composite. Upside opportunity in the short- and long-term incentive plans is available with outstanding financial performance. The Committee has established this positioning approach in order to attract and retain talent that is capable of developing and executing aggressive strategies in our product markets. The Committee may set the actual components for an individual named executive officer above or below the positioning benchmark based on factors such as experience, performance achieved, specific skills or competencies, the desired pay mix (e.g., emphasizing short- or long-term results), and our budget.

Competitive Market Assessments:  Market competitiveness is one factor that the Committee considers each year in determining an individual named executive officer’s salary, incentive opportunity, long-term equity awards and pay mix. The Committee relies on various data sources to evaluate the market competitiveness of each pay element, including publicly-disclosed data from a peer group of companies (see discussion below) and published survey data from a broader set of information technology companies that are similar in size and that the Committee and its advisors believe represent Symantec’s competition in the broader talent market. The peer group’s proxy statements provide detailed pay data for the top five positions in a select group of competitors for talent. Survey data provides compensation information from a broader group of information technology companies, with positions matched based on specific job scope and responsibilities. The Committee considers data from these data sources in developing a market composite for each named executive officer’s position.

The Executive Compensation Group within our Human Resources organization, led by our Chief Human Resources Officer, subscribes to several executive compensation data sources from which they compile survey data on information technology companies. The Executive Compensation group provides the Committee with various analyses of the survey compensation data for each executive position reviewed by the Committee. The Committee reviews compensation survey data of companies comparable to Symantec in various measures, such as gross revenue, number of employees, industry and geographic location.

Peer Group:  Symantec is a prominent participant in the information technology industry. This industry is characterized by rapid rates of change, intense competition from small and large companies, and significant cross-over in leadership talent needs. As such, we compete for executive talent with leading software and services companies as well as in the broad information technology industry. Further, we believe that stockholders measure our performance against a wide array of technology peers. As such, the Committee uses a peer group of “market-leader” companies which consists of a broader group of high technology companies of a comparable size to us. A market leader is defined as a company with a history of above-median operating and stockholder performance, to reinforce our focus on being an industry leader. The Committee uses the peer group, as well as other relevant market data, to develop a market composite for purposes of establishing named executive officer pay levels (as described above). In addition, the peer group performance is used as input for setting performance targets for our annual incentive plan. For fiscal 2007 and 2008, the Committee, based on the advice of its consultant, included the following companies in the peer group: Adobe Systems, Analog Devices, Apple, Cisco Systems, Computer Associates, Electronic Arts, EMC, Freescale Semiconductor, Harris Interactive, Juniper Networks, Lexmark, Network Appliance, Oracle, Qualcomm, Seagate Technology, and Yahoo!. The Committee evaluates the peer group each year to determine its continued validity as a source of market and performance data.

Pay Mix:  Consistent with a pay-for-results philosophy, our compensation program for named executive officers emphasizes pay at risk. The percentage of an named executive officer’s compensation opportunity that is at risk or variable instead of fixed is based primarily on his or her role at Symantec. Named executive officers with greater responsibility and more direct ability to influence overall company performance have a greater portion of their pay at risk through short- and long-term incentive programs. This is achieved by having higher target short-term incentive opportunities and higher equity grant levels relative to base salary than employees who are not senior executives.

Form and Mix of Long-Term Equity Incentive Compensation:  We currently use two forms of equity for long-term equity incentive compensation: stock options and restricted stock units (RSUs). (See “Equity Incentive Awards” below for more information regarding the specific features of each form). For fiscal 2007 and 2008, we increasingly granted equity compensation to senior executives in the form of RSUs, as opposed to options. For fiscal 2007, named executive officers who received equity incentive compensation awards received approximately 66% to 73% of the value of such compensation in the form of RSUs. Mr. Thompson declined his long term equity incentive grant in fiscal 2007, and Mr. Beer received his long term equity incentive grant in fiscal 2006, at the time he joined the company. For fiscal 2008, named executive officers who have received equity incentive compensation awards to date received approximately 50% of the value of such compensation in the form of RSUs. Mr. Thompson again declined his long term equity incentive grant in fiscal 2008. These percentages are based on the fair value of the shares of common stock underlying the RSUs on the date of grant and the grant date fair value of the options using the Black-Scholes option pricing method. The awards made to named executive officers other than the CEO were finally determined by the Committee based on recommendations made by the CEO. In determining his recommendations, the CEO may consider factors such as the individual’s length of tenure at the company, industry experience, current pay mix, long-term equity and cash awards previously granted to the individual, retention considerations, business unit performance (as applicable), individual performance, and other factors.

COMPENSATION COMPONENTS

Compensation for our named executive officers includes the following components:

Base Salary

The annual base compensation for our named executive officers is structured to ensure that we are able to attract and retain executives capable of achieving our strategic and business objectives. The Committee reviews named executive officers’ salaries annually as part of its overall competitive market assessment and may make adjustments based on positioning relative to market, individual role and contribution levels, and our overall salary budget. The Committee reviews the CEO’s salary in executive session (i.e., without any executives present), and changes are considered in light of market pay assessments and the Committee’s annual CEO performance evaluation. In setting the base salaries for the other named executive officers, the Committee also considers the recommendations of the CEO based upon his annual review of their performance.

Executive Annual Incentive Plans

The Executive Annual Incentive Plans for our executive officers are adopted pursuant to the Senior Executive Incentive Plan (SEIP) approved by our stockholders in 2003. The Executive Annual Incentive Plans adopted under the SEIP are annual cash incentive plans that reward named executive officers (and other participants) for generating strong financial results for our company in the short term. To support collaboration within the senior leadership, all named executive officers earn an incentive based on performance against pre-determined corporate goals described further below. The Committee may choose to measure the named executive officers against specific business unit or individual performance targets as well.

Executive Annual Incentive Plan Target Opportunities:  Under the Executive Annual Incentive Plans for a given fiscal year, each named executive officer has an award opportunity, expressed as a percentage of base salary with threshold and target levels. The award opportunity is determined based on a market composite, the desired pay mix, internal equity (treating comparably situated executives similarly), and the role of the named executive officer. For fiscal 2007, the target opportunity for the CEO was 125% of his base salary and 80% of base salary for the other named executive officers (other than Ms. Chaffin, for whom the target opportunity was 60% of base salary). For fiscal 2008, the target opportunity for the CEO will be 125% of his base salary and 80% of base salary for all other named executive officers. Each named executive officer must achieve threshold performance for each metric established in the named executive officer’s executive annual incentive plan in order to receive payment for such metric. The Executive Annual Incentive Plan limits each named executive officer’s award opportunity to $5 million during any fiscal year, but the award opportunity is otherwise uncapped. The Committee believes this feature motivates participants to drive for superior results.

Executive Annual Incentive Plan Performance Target Setting:  Executive Annual Incentive Plan performance targets are established on or about the beginning of each plan year. Our management develops proposed goals with reference to a variety of factors, including our historical performance, internal budgets, market and peer performance, and expectations for our performance. The Committee reviews, adjusts as necessary, and approves the goals, the range of performance, and the weighting of the goals. Following the end of each fiscal year, the Committee reviews our actual performance against the performance measures established in the fiscal year’s Executive Annual Incentive Plans, determines the extent of achievement and approves annual cash incentives, if warranted. The determination of named executive officer incentives is formulaic, though the Committee has the discretion to reduce awards. It did not exercise such discretion for fiscal 2007.

The performance measures in the FY07 Executive Annual Incentive Plans for the named executive officers were non-GAAP earnings per share (EPS) and revenue achievement, and were weighted equally. We used these two measures because:

•	Over time, these measures have strongly correlated with stockholder value creation for Symantec

•	Improvement in these measures aligns with our overall growth strategy

•	The measures are transparent to investors

•	The measures balance growth and profitability

The Committee believed that it was reasonably likely that the company would achieve the target levels of profitability for fiscal 2007. For each goal, the Committee established a threshold and target performance level that represents 50% and 100% of target funding levels, respectively. If results for a goal are below threshold, the funding level for that goal is 0%, and participants will be paid no incentive for that goal. At target, the goal is funded 100%. Above target, the payout for revenue achievement increases by 10% of the target opportunity for each additional 1% above target revenue achievement levels. Results above target EPS provide an additional 10% payout for each approximate increment of $0.019 in EPS for fiscal 2007. The Committee did not choose to include separate business unit or individual measures for the named executive officers in fiscal 2007.

For fiscal 2008, the Committee has decided to include a business unit contribution margin, in addition to revenue and EPS, as a performance metric for Group Presidents responsible for a business unit and other senior business unit leaders. This new performance metric will have a 30% weighting, with the revenue and EPS metrics each having a 35% weighting. The Committee believes that including a business unit performance target for the named executive officers who lead our business units, in addition to corporate level targets, will enhance line-of-sight and drive behavior aligned with both enterprise and business unit results. The Committee believes that it is reasonably likely that the company will achieve the target levels of profitability for fiscal 2008. The Committee uses peer group and survey data as input in determining the target bonus levels for our Executive Annual Incentive Plans.

Equity Incentive Awards

The primary purpose of our equity incentive awards is to align the interests of the named executive officers with those of the stockholders by rewarding the named executive officers for creating stockholder value over the long-term. By compensating our executives with the company’s equity, our executives hold a stake in the company’s financial future. The gains realized in the long term depend on our executives’ ability to drive the financial performance of the company. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in our competitive talent market.

Our 2004 Equity Incentive Plan provides for the award of stock options, stock appreciation rights, restricted stock, and restricted stock units. We granted named executive officers stock options and restricted stock units (RSUs) in fiscal 2007 (as described in more detail below).

We seek to provide equity incentive awards which are competitive with companies in our peer group and the other information technology companies that the Committee includes in its market composite. As such, we establish target equity incentive award grant guideline levels for the named executive officers based on market pay assessments. When making annual equity awards to named executive officers, we consider corporate results during the past year, the role, responsibility and performance of the individual named executive officer, the competitive market assessment described above, prior equity awards, and the level of vested and unvested equity awards then held by each participating officer. In making equity awards, we generally take into consideration gains recognizable by the executive from equity awards made in prior years.

On April 25, 2006, the Committee approved a competitive equity grant for the CEO of options to acquire 400,000 shares of common stock and 100,000 RSUs. On May 1, 2007, the Committee approved an equity grant for the CEO of options to acquire 225,000 shares of common stock and 65,000 RSUs. In each case, Mr. Thompson declined the equity grant in full and indicated to the Committee that he believed previous stock option grants made to him by the Committee were sufficient to achieve the Committee’s objectives of retaining him, aligning his financial interests with those of stockholders, and focusing him on improving the Company’s overall financial results.

Burn Rate and Dilution:  We closely manage how we use our equity to compensate employees. Gross burn rate is defined as the total number of shares granted under all of our equity incentive plans during a period divided by the average number of shares of common stock outstanding during that period and expressed as a percentage. Net burn rate is defined as the total number of shares granted under all of our equity incentive plans during a period, minus the total number of shares returned to such plans through awards cancelled during that period, divided by the average number of shares of common stock outstanding during that period, and expressed as a percentage. Overhang is defined as the total number of shares underlying options and awards outstanding plus shares available for issuance under all of our equity incentive plans at the end of a period divided by the average number of shares of common stock outstanding during that period and expressed as a percentage of . For fiscal 2007, our gross burn rate was 2.2%, our net burn rate was 0.3%, and our overhang was 16.8%.

The Committee targets an annual gross burn rate of approximately 3% to allow for effective attraction, retention and motivation of senior management and the broader employee base, while staying within parameters acceptable to stockholders. For grants in fiscal 2007, the Committee approved a pool of 24,270,000 shares, or 2.3% of common shares outstanding (based on the number of shares of common stock outstanding at the end of the 2006 fiscal year). For grants in fiscal 2008, the Committee approved a pool of 25,555,381 shares, or 2.8% of common shares outstanding (based on the number of shares of common stock outstanding at the end of the 2007 fiscal year). The Committee determines the percentage of equity to be made available for our equity programs with reference to the companies in our market composite. In addition, the Committee considers the accounting costs reflected in our financial statements when establishing the forms of equity to be granted and the size of the overall pool available. The forms of equity selected are intended to be cost-efficient, and the overall cost is considered within acceptable levels for internal budgets.

Stock Options:  The Committee believes that options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term strategies. Stock option value is only realized if the trading price of our common stock increases, and option holder interests are therefore aligned with stockholder interests. Stock options are issued with exercise prices at 100% of the fair market value to assure that executives will receive a benefit only when the trading price increases. Option awards generally have value for the executive only if the executive remains employed for the period required for the shares to vest. Options granted in fiscal 2007 vest 25% after the first year and on a monthly basis thereafter for the next 36 months, and, if not exercised, expire in a maximum of seven years (or earlier in the case of termination of employment). Vesting options over four years provides retention value, and is in line with market practices among companies in our market composite and other option recipients within the company. (Details of stock options granted to the named executive officers in fiscal 2007 are disclosed in the Grants of Plan-Based Awards table included on page 40.)

Restricted Stock Units (RSUs):  RSUs represent the right to receive one share of Symantec common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. In fiscal 2007, we elected to substitute a significant percentage of the named executive officers’ equity incentive award value, which had historically been provided with only stock options, with RSUs. This change was made to enhance the retention of named executive officers and balance the more volatile rewards associated with stock options. The Committee believes that RSUs align the interests of the named executive officers with the interests of the stockholders because the value of these awards appreciate if the trading price of our common stock appreciates, and also have retention value, which supports continuity in the senior management team. RSUs provided to executive officers as part of the annual equity grant in fiscal 2007 do not vest until two years after the grant date, at which point they are fully vested and settled in our stock. For fiscal 2008, the Committee determined that approximately 50% of the named executive officers’ equity incentive award value would be in the form of RSUs and approximately 50% would be in the form of stock options. These percentages are based on the fair value of the shares of common stock underlying the RSUs on the date of grant and the grant date fair value of the options using the Black-Scholes option pricing method. The vesting and settlement of the RSUs granted to our named executive officers in fiscal 2008 is 50% after the first year and 50%

after the second year. The two year vesting schedule for the RSUs was designed to offer a balance to the four year vesting period for stock options and the three year performance cycle for the LTIP awards described below. The combination of these three components provides an ongoing retention and performance incentive for our senior management. The Committee may provide for alternative vesting schedules as deemed needed to support the business and its overall objectives related to executive compensation. (Details of RSUs granted to the named executive officers in fiscal 2007 are disclosed in the Grants of Plan-Based Awards table on page 40.)

Equity Grant Practices:  The Committee generally approves grants to the named executive officers at its first meeting of each fiscal year. The grant date for all stock options granted to employees, including the named executive officers, is the 10th day of the month following the meeting. The exercise price for stock options is the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date of grant. The Committee does not coordinate the timing of equity awards with the release of material nonpublic information. The Committee may approve grants to named executive officers at other times during the year, in which case, the grant date is the 10th day of the month following the date on which the Committee approves the grant and the exercise price of any options so granted is the closing price on the grant date. RSUs may be granted from time to time throughout the year, but all RSUs generally vest on either June 1 or December 1 for administrative reasons.

FY08 Long Term Incentive Plan (LTIP)

In May 2007, the Committee approved our FY08 Long Term Incentive Plan (LTIP), which became effective on April 1, 2007. Under the terms of the LTIP, executives will be eligible to receive performance-based compensation based upon the level of attainment of target cash flow through the company’s fiscal year ending March 31, 2008. For the 2008 fiscal year, the named executive officers who are eligible to receive long-term cash and equity incentive awards are targeted to receive approximately 20% of the value of such long-term compensation from the LTIP, 40% from options and 40% from RSUs. These percentages are based on the fair value of the shares of common stock underlying the RSUs on the date of grant and the grant date fair value of the options using the Black-Scholes option pricing method. The long-term incentive will be measured at the end of the performance period (i.e., the end of fiscal 2008) and paid following the last day of the second fiscal year following the end of the performance period. The applicable metric under the LTIP is the company’s operating cash flow. By basing the LTIP on operating cash flow, the plan focuses on specific, measurable corporate goals and provides performance-based compensation based upon the actual achievement of the goals. For our named executive officers, the target LTIP awards range from 68% to 100% of current base salary. A participant is eligible for 25% of the target LTIP award if at least 85% of budgeted operating cash flow is attained with respect to the performance period and for up to 200% of the Target LTIP Award if at least 120% of budgeted operating cash flow is attained with respect to the performance period. A participant must be an employee of the company on the payment date to receive the payment. Subject to certain exceptions, a participant who terminates his or her employment with the company before the payment date will not be eligible to receive the payment or any prorated portion thereof. The Committee implemented the LTIP in order to provide an ongoing retention and performance incentive by balancing option and RSU vesting periods (four and two years respectively) with another component which will enhance retention of senior managers. The LTIP will provide another tie between compensation and performance. The Committee believes that it is reasonably likely that the company will achieve the operating cash flow target for fiscal 2008.

Retention and Other Awards

Certain business conditions may warrant using additional compensation approaches to attract, retain or motivate executives. Such conditions include acquisitions and divestitures, attracting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Committee considers the business needs and the potential costs and benefits of special rewards. For example, the Committee approved sign-on bonuses to James Beer and Tom Kendra pursuant to the executive’s offer letter with Symantec. See “Potential Payments Upon Termination or Change in Control” below. Historically, the Committee has used cash or RSUs to address these types of situations. The Veritas acquisition in 2005 was an example of a business situation that warranted retention considerations. The complexity of the integration process and the resulting reorganization of the management structure created the need to ensure the continuity of the leadership team. All of the former Veritas named executive officers who remained with Symantec received cash retention incentives that vested one third in

January 2006, one third in July 2006 and the final one third vested in January 2007. Pursuant to the retention plan for legacy Veritas executives, Kristof Hagerman received a total of $1.1 million. The legacy Symantec named executive officers, except for the CEO, who remained with the company vested in their cash retention awards, granted under their FY06 Executive Supplemental Incentive Plans, in July 2006. Under the terms of these plans, the executive officers were eligible to receive performance-based incentive bonuses equivalent to the bonuses payable under, and upon terms substantially similar to, Symantec’s FY06 Executive Annual Incentive Plans. Under the terms of his FY06 Executive Supplemental Incentive Plan, Mr. Kendra was entitled to receive a minimum bonus of $750,000. Pursuant to their FY06 Executive Supplemental Incentive Plans, in July 2006 Mr. Kendra and Ms. Chaffin received cash payments of $750,000 and $243,000, respectively. John Thompson, as CEO, had the discretion to recommend to the Committee that any bonus be decreased to zero or increased by up to 50%, based on his assessment of the contribution made by each executive to the ongoing integration effort. The Committee increased Ms. Chaffin’s bonus of $180,000 by 35% at Mr. Thompson’s recommendation, increasing her bonus by $63,000 to $243,000.

Other Benefits

All named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are available to all employees generally. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed in the business. In addition, selected officers may be eligible to participate in the deferred compensation plan, and to receive other benefits described below.

Deferred Compensation:  Symantec’s named executive officers are eligible to participate in a nonqualified deferral plan. The deferral plan provides the opportunity to defer up to 75% of base salary and 100% of cash bonuses for payment at a future date. This plan is provided to be competitive in the executive talent market, and to provide executives with a tax-efficient alternative for receiving earnings. None of the named executive officers currently participate in this plan.

Additional Benefits:  Other benefits available to named executive officers are company-paid life insurance, payments of taxes incurred as a result of the payment of temporary living benefits, relocation assistance, reimbursement for up to $10,000 for financial planning services and personal travel for the CEO on Company aircraft. The Committee believes that these perquisites allow the named executive officers to focus more of their time and attention on their employment, which benefits the Company, and that they are provided in the marketplace for executive talent. The value of the perquisites we provide are taxable to the named executive officers and the incremental cost to us for providing these perquisites is reflected in the Summary Compensation Table. (These benefits are disclosed in the All Other Compensation column of the Summary Compensation Table on page 39).

Change in Control Agreements:  Our Executive Retention Plan provides participants with accelerated vesting of equity awards in the event the individual’s employment is terminated without cause, or is constructively terminated, within 12 months of a change in control of the Company (as defined in the plan). The intent of the plan is to enable named executive officers to have a balanced perspective in making overall business decisions, and to be competitive with market practices. The Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave the Company before a transaction closes. We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or defer the accelerated vesting of options to avoid excess payment penalties. Details of each individual named executive officer’s benefits, including estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control” below.)

SUPPLEMENTARY COMPENSATION POLICIES

We use several additional policies to ensure that the overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include:

Stock Ownership Requirements

To ensure that our executive management team’s interests are aligned with our stockholders, we instituted stock ownership requirements in October 2005. Minimum ownership levels are based on the executive’s salary grade:

•	CEO: 150,000 shares

•	CFO/COO: 85,000 shares

•	Group Presidents and Executive Vice Presidents: 35,000 shares

•	Chief Accounting Officer (if not otherwise included above): 20,000 shares

Each person holding one of the positions listed above is required to acquire and thereafter maintain the stock ownership required within four years of becoming an executive of the Company (or four years following the adoption date of these guidelines).

Stock options and unvested restricted stock or restricted stock units do not count toward stock ownership requirements. Until an executive meets the applicable stock ownership requirement, the executive is encouraged to retain a percentage of any shares received as a result of the exercise of any stock option or other equity award, net of the applicable exercise price and tax withholdings.

As of June 20, 2007, our CEO had reached the stated ownership requirements. Other named executive officers have yet to reach the required ownership levels, but are within the four-year window since adoption of the plan. See the table below for individual ownership levels relative to the executive’s ownership requirement.

	Ownership	Holdings as of	Additional Shares
Executive	Requirement	June 20, 2007	Required

John Thompson	150,000	1,437,518	0
James Beer	85,000	14,112	70,888
Kristof Hagerman	35,000	1,219	33,781
Thomas Kendra	35,000	7,127	27,873
Janice Chaffin	35,000	28,991	6,009

10b5-1 Plans

Our Insider Trading Policy requires that our Chief Executive Officer, Chief Financial Officer, and each of our directors conduct open market transactions in our securities only through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 allows insiders to sell and diversify their holdings in our stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about us, and thereafter sell shares of our common stock in accordance with the terms of their stock trading plans. All other executives are strongly encouraged to trade using 10b5-1 plans.

Limitations on Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for non-performance driven compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. We believe that all of the stock options granted to the executive officers under our 1996 Equity Incentive Plan and 2004 Equity Incentive Plan qualify under Section 162(m) as performance-based compensation. RSU grants are not performance-based, and therefore are not deductible. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). For example, certain payments under our incentive plans and compensation resulting from stock awards to Mr. Thompson prior to the adoption of the stockholder approved incentive plan may not be deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

The members of Symantec’s Compensation Committee during fiscal year 2007 were Messrs. Schulman, Brown, Coleman and Mahoney. None of the members of Symantec’s Compensation Committee in fiscal year 2007 was at any time during fiscal year 2007 or at any other time an officer or employee of Symantec or any of its subsidiaries, and none had or have any relationships with Symantec that are required to be disclosed under Item 404 of Regulation S-K. None of Symantec’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee during fiscal year 2007.

Compensation Committee Report

The information contained in the following report of Symantec’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended March 30, 2007.

Michael Brown
William T. Coleman
David L. Mahoney
Daniel H. Schulman (Chair)

Summary of Compensation

The following table shows for the fiscal year ended March 30, 2007, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at March 30, 2007 (the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2007

								Non-Equity
					Stock	Option		Incentive Plan		All Other
	Fiscal	Salary	Bonus		Awards	Awards		Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(2)		($)(3)		($)		($)

John W. Thompson Chairman of the Board of Directors and Chief Executive Officer	2007	800,000	—		—	3,523,104	(4)	350,000		108,611	(5)	4,781,715
James A. Beer Executive Vice President and Chief Financial Officer	2007	650,000	760,000	(6)	423,047	449,840		—		48,326	(7)	2,331,213
Kristof Hagerman Group President, Data Center Management	2007	453,200	733,334	(8)	858,878	1,559,029		126,896		1,182		3,732,519
Thomas W. Kendra Group President, Security and Data Management Business Unit	2007	450,500	1,356,124	(9)	858,878	1,392,019		126,140		21,434	(10)	4,205,095
Janice Chaffin Group President, Consumer Business Unit	2007	420,000	63,000	(11)	858,878	1,281,015		268,200	(12)	31,940	(13)	2,923,033

(1)	Amounts shown in this column reflect our accounting expense for these restricted stock unit awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock units granted to the named executive officers in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of named executive officers during fiscal 2007. For additional information, including information on the valuation assumptions with respect to grants made prior to fiscal 2007, refer to Note 11 of the financial statements in our Form 10-K for the year ended March 30, 2007, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in fiscal 2007.

(2)	Amounts shown in this column reflect our accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to the named executive officers. The fair value was estimated using the Black-Scholes option pricing model in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, including information on the valuation assumptions with respect to grants made prior to fiscal 2007, refer to Note 11 of the financial statements in our Form 10-K for the year ended March 30, 2007, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in fiscal 2007.

(3)	Unless otherwise indicated, the amount shown for each named executive officer in this column represents the named executive officer’s annual bonus under the officer’s FY07 Executive Annual Incentive Plan bonus, which was earned in the 2007 fiscal year and paid in the 2008 fiscal year.

(4)	Represents stock option awards granted to Mr. Thompson prior to fiscal 2007; Mr. Thompson declined his long term equity incentive grants in fiscal 2007 and 2008.

(5)	Includes (a) term executive life insurance and individual long term disability insurance premium payments made by the company, and (b) $88,225 for incremental costs incurred by the company in connection with

Mr. Thompson’s personal use of the company aircraft. Incremental costs include variable costs directly related to the personal use of the company aircraft, such as fuel, hourly usage rates and federal excise taxes.

(6)	Pursuant to his offer letter, Mr. Beer was paid the following bonuses in the 2007 fiscal year: (a) $260,000, representing 50% of his annual bonus as calculated under his FY07 Executive Annual Incentive Plan, and (b) $500,000, upon the six month anniversary of his employment commencement date.

(7)	Includes $46,295 in relocation expenses, which represents the remainder of relocation expenses for Mr. Beer that were not reported in our 2006 proxy statement. Relocation expenses include reimbursements made to Mr. Beer for his out-of-pocket expenses, amounts that were paid directly to third party vendors and tax gross up for such expenses.

(8)	In connection with the commencement of his employment with Symantec, Mr. Hagerman was eligible to receive a sign-on incentive bonus payment of $1,100,000, payable in three equal installments on the six-month, 12-month, and 18-month anniversaries of the closing of the Veritas acquisition in July 2005, so long as Mr. Hagerman was an employee of Symantec on such payment dates. In fiscal 2007, Mr. Hagerman received the last two installments of his sign-on incentive bonus payment totaling $733,334.

(9)	Includes (a) two payments of $303,062 made to Mr. Kendra in July 2006 and January 2007 as the last two installments of the $1,818,370 payable to him pursuant to his offer letter; and (b) $750,000 paid to Mr. Kendra upon the one year anniversary of the Veritas acquisition pursuant to his FY06 Executive Supplemental Incentive Plan.

(10)	Includes coverage of expenses related to Mr. Kendra’s attendance at the company’s sales achiever’s trip and board of directors’ retreat, golf club membership and reimbursement for tax services.

(11)	Represents the portion of Ms. Chaffin’s FY06 Executive Supplemental Incentive Plan bonus resulting from a 35% multiplier applied to her base bonus of $180,000 (included in her “Non-Equity Incentive Plan Compensation”), as described in further detail in the “Retention and Other Awards” section of the Compensation Discussion and Analysis which starts on page 29.

(12)	Includes $180,000 paid to Ms. Chaffin upon the one year anniversary of the Veritas acquisition pursuant to her FY06 Executive Supplemental Incentive Plan.

(13)	Represents coverage of expenses related to Ms. Chaffin’s attendance at the company’s sales achiever’s trip.

The following table shows for the fiscal year ended March 30, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers from the 2004 Plan:

Grants of Plan-Based Awards in Fiscal 2007

			All Other
			Stock			Grant Date
			Awards:	All Other Option	Exercise or	Fair Value of
			Number of	Awards:	Base Price	Stock and
		Comp	Shares of	Number of Securities	of Option	Option
		Committe	Stock or Units	Underlying Options	Awards	Awards
Name	Grant Date	Date	(#)	(#)	($/Sh)	($)

John W. Thompson	—	—	—	—	$—	$—
James Beer	—	—	—	—	$—	$—
Kristof Hagerman	4/4/2006	3/14/2006	100,000	—	$—	$1,744,000
	5/12/2006	4/25/2006	—	175,000	$17.02	$877,940
Thomas W. Kendra	4/4/2006	3/14/2006	100,000	—	$—	$1,744,000
	5/12/2006	4/25/2006	—	175,000	$17.02	$877,940
Janice Chaffin	4/4/2006	3/14/2006	100,000	—	$—	$1,744,000
	5/12/2006	4/25/2006	—	125,000	$17.02	$627,100

The following table shows for the fiscal year ended March 30, 2007, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards At 2007 Fiscal Year-End

		Option Awards					Stock Awards
		Number of	Number of				Number of		Market Value
		Securities	Securities				Shares or		of Shares or
		Underlying	Underlying				Units of		Units of
		Unexercised	Unexercised		Option		Stock That		Stock That
		Options	Options		Exercise	Option	Have Not		Have Not
		(#)	(#)		Price	Expiration	Vested		Vested
Name	Grant Date	Exercisable	Unexercisable		($)	Date	(#)		($)(13)

John W. Thompson	10/20/2005	265,625	484,375	(1)	$22.68	10/20/2012	—		$—
	1/1/2000	960,000	—		$7.33	1/1/2010	—		$—
	12/18/2000	2,378,072	—		$4.32	12/18/2010	—		$—
	12/5/2001	3,987,824	—		$8.21	12/5/2011	—		$—
	10/20/2004	302,082	197,918	(2)	$27.68	10/20/2014	—		$—
James Beer	3/3/2006	75,000	225,000	(3)	$16.98	3/3/2013	75,000	(11)	$1,297,500
Thomas W. Kendra	4/4/2006						100,000	(12)	$1,730,000
	10/20/2005	26,562	48,438	(1)	$22.68	10/20/2012	—		$—
	5/12/2006	—	175,000	(4)	$17.02	5/12/2013	—		$—
	1/14/2004	237,500	62,500	(5)	$17.71	1/14/2014	—		$—
	10/20/2004	42,291	27,709	(2)	$27.68	10/20/2014	—		$—
Kristof Hagerman	4/4/2006						100,000	(12)	$1,730,000
	5/12/2006	—	175,000	(4)	$17.02	5/12/2013	—		$—
	10/20/2005	14,166	25,834	(1)	$22.68	10/20/2012	—		$—
	7/2/2005	36,457	51,043	(6)	$21.22	7/2/2015	—		$—
	4/4/2001	56,210	—		$35.09	4/4/2011	—		$—
	8/31/2001	168,630	—		$25.55	8/31/2011	—		$—
	11/19/2002	92,945	—		$14.46	11/19/2012	—		$—
	2/17/2004	206,103	18,737	(7)	$29.39	2/17/2014	—		$—
	2/15/2005	118,041	84,315	(8)	$21.85	2/15/2012	—		$—
Janice Chaffin	4/4/2006						100,000	(12)	$1,730,000
	5/12/2006	—	125,000	(4)	$17.02	5/12/2013			$—
	12/15/2005	21,875	48,125	(9)	$17.74	12/15/2012			$—
	5/6/2003	341,665	18,335	(10)	$11.36	5/6/2013			$—
	10/20/2004	42,291	27,709	(2)	$27.68	10/20/2014			$—

(1)	Unvested options vest in equal monthly installments on the 20th of each month ending on October 20, 2009.

(2)	Unvested options vest in equal monthly installments on the 20th of each month ending on October 20, 2008.

(3)	Unvested options vest in equal monthly installments on the 28th of each month ending on February 28, 2010.

(4)	Options vest at the rate of 25% on May 12, 2007, and 2.0833% on the 12th of each month ending on May 12, 2010.

(5)	Unvested options vest in equal monthly installments on the 14th of each month ending on January 14, 2008.

(6)	Unvested options vest in equal monthly installments on the 2nd of each month ending on July 2, 2009.

(7)	Unvested options vest in equal monthly installments on the 1st of each month ending on November 1, 2007.

(8)	Unvested options vest in equal monthly installments on the 15th of each month ending on November 15, 2008.

(9)	Unvested options vest in equal monthly installments on the 15th of each month ending on December 15, 2009.

(10)	Unvested options vest in equal monthly installments on the 6th of each month ending on May 6, 2007.

(11)	25,000 shares to vest on March 3, 2008, 25,000 shares to vest on March 3, 2009, and 25,000 shares to vest on March 3, 2010.

(12)	100% of shares to vest on April 4, 2008.

(13)	Market value per share is $17.30 as per the closing price of Symantec common stock on March 30, 2007.

The following table shows for the fiscal year ended March 30, 2007, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

John W. Thompson	612,176	$8,038,915	—	$—
James Beer	—	$—	25,000	$417,250
Thomas W. Kendra	—	$—	—	$—
Kristof Hagerman	160,000	$973,850	—	$—
Janice Chaffin	—	$—	—	$—

Potential Payments Upon Termination or Change-In-Control

Set forth below is a description of the plans and agreements that could result in potential payouts to the named executive officers in the case of their termination of employment and/or a change in control of Symantec.

Symantec Executive Retention Plan

In January 2001, the Board approved the Symantec Executive Retention Plan, to deal with employment termination resulting from a change in control of the company. The plan was modified by the Board in July 2002, April 2006 and June 2007. Under the terms of the plan, all equity compensation awards (including, among others, options and restricted stock units) granted by the company to the company’s Section 16(b) officers (including the named executive officers) would become fully vested and, if applicable, exercisable upon a change in control of the company (as defined in the plan) followed by termination without cause or constructive termination by the acquirer within 12 months after the change in control.

John Thompson

In accordance with an Employment Agreement dated April 11, 1999 between Mr. Thompson and Symantec, the Board granted Mr. Thompson an initial base salary of $600,000 and agreed that his base salary will be reviewed on an annual basis by the Compensation Committee (and may be increased from time to time in the discretion of the Board), but in no event will be reduced below $600,000 during Mr. Thompson’s term of employment with the company. In the event Mr. Thompson resigns with good reason (i.e., material reduction in responsibilities, position or salary) or is terminated without cause (as defined in the agreement), he is entitled to a severance payment equal to twice his annual base salary, the vesting of his outstanding options will be accelerated by two years and he will be entitled to reimbursement of COBRA premiums for the maximum period permitted by law. We also began maintaining a $5 million term executive life insurance policy on Mr. Thompson for the benefit of his family and coverage under our long term disability plan that would pay Mr. Thompson up to $20,000 per month following the 180th day after any disability.

The following table summarizes the value of the payouts to Mr. Thompson pursuant to Mr. Thompson’s employment agreement and the Symantec Executive Retention Plan, assuming a qualifying termination as of March 30, 2007:

Termination
Without Cause
or Constructive
Termination
Within
12 Months of a
Resignation with Good Reason or			Change of
Termination Without Cause			Control	Termination Due to Death		Termination Due to Disability
	Option	Cobra	Option	Option	Death	Option	Long Term Disability
Severance Pay	Vesting	Premiums	Vesting	Vesting	Benefit	Vesting	Benefits

$1,600,000	$5,988,706	$26,813	$6,791,588	$5,988,706	$5,000,000	$5,988,706	$25,000/month for 60 months and $10,000/month for 36 months thereafter

In the event that Mr. Thompson’s employment is terminated due to his death or disability, the vesting of his outstanding options will be accelerated by two years. Additionally, in the case of his death, his designated beneficiary will be entitled to a single lump sum death benefit of $5 million (in accordance with Symantec’s life insurance plan), and in the case of his disability, he will be entitled to disability payments of up to $20,000 a month after 180 days of continued disability (in accordance with Symantec’s long term disability plan). If Mr. Thompson had died or if the Board had determined that he was disabled as of March 30, 2007, his beneficiaries would have received $5 million, or he would have thereafter begun receiving payments of $25,000 per month for 60 months followed by payments of $10,000 per month for 36 months, as the case may be, under these arrangements.

James Beer

On February 10, 2006, Symantec entered into an employment letter agreement with James Beer. Pursuant to that agreement, Mr. Beer was granted an annual base salary of $650,000 and an annual bonus target of 80% of his annual base salary. Mr. Beer also received one-time bonus awards in the total amount of $2 million, payable within 30 days after his commencement of employment with Symantec. In addition, Mr. Beer received a separate one-time bonus award of $500,000, which was payable within 30 days of August 28, 2006. Under the terms of the agreement, Symantec also granted to Mr. Beer an option to purchase 300,000 shares of the company’s common stock and 100,000 restricted stock units. Mr. Beer is eligible to participate in Symantec’s employee and executive benefit programs, including Symantec Executive Retention Plan. The employment letter agreement also provides for severance in the event Mr. Beer’s employment is terminated without cause within the first three years of employment, which severance is comprised of an amount equal to 12 months of his base salary at the time of termination and full vesting of his initial grant of 100,000 restricted stock units. The payment of the foregoing severance benefits is subject to Mr. Beer’s returning a release of claims against Symantec.

The following table summarizes the value of the payouts to Mr. Beer pursuant to Mr. Beer’s employment letter agreement and the Symantec Executive Retention Plan, assuming a qualifying termination as of March 30, 2007:

Termination Without		Termination Without Cause or
Cause Prior to		Constructive Termination Within
February 28, 2009		12 Months of a Change of Control
Severance Pay	RSU Vesting	Option Vesting	RSU Vesting

$650,000	$1,242,411	$1,317,387	$1,242,411

Kristof Hagerman

Symantec entered into an employment agreement, dated December 15, 2004, as amended, with Kristof Hagerman, which became effective upon such closing on July 2, 2005. Under the terms of this employment agreement, Mr. Hagerman was awarded an annual base salary of $440,000 and an annual target bonus with a target payout of not less than 60% of his base salary. Mr. Hagerman was granted a stock option to acquire 87,500 shares of Symantec common stock at an exercise price of $21.22 (the closing price of Symantec common stock on the last trading day prior to the date the option was granted.) These options are scheduled to vest over a four-year period starting with Mr. Hagerman’s first day of employment with Symantec, with 25% of each option vesting after one year and the balance of the option vesting in 36 successive equal monthly installments. Mr. Hagerman is also eligible to participate in Symantec’s employee benefit plans and programs, and is entitled to all perquisites of other Symantec executives at his grade level. If the employment of Mr. Hagerman is terminated by Symantec without cause (as defined in such executive’s agreement) or is terminated due to death or permanent disability, or if Mr. Hagerman resign with good reason (i.e. material reduction in responsibilities, position or salary), then such executive is entitled to the following:

•	All unvested stock options and restricted stock units assumed by Symantec in its acquisition of Veritas will vest in full at the time of termination of employment. The exercise period specified in each of the applicable stock option or restricted stock unit agreements will apply for exercise after termination of employment.

•	Full payment of premiums for COBRA continuation health care coverage for the executive, his spouse and his other eligible dependents under Symantec’s group health plan, until the earlier of (i) 12-months after the first day of the first month after termination of employment or (ii) the first date that executive receives coverage under another employer’s program providing substantially the same level of benefits without exclusion for pre-existing medical conditions. The following table summarizes the value of the payouts to Mr. Hagerman pursuant to Mr. Hagerman’s employment agreement and the Symantec Executive Retention Plan, assuming a qualifying termination as of March 30, 2007:

Termination Without
Termination Without Cause or			Cause or Constructive
Resignation With Good Reason, or			Termination Within
Termination Due to Death or Disability			12 Months of a Change of Control
Option Vesting	RSU Vesting	COBRA premiums	Option Vesting	RSU Vesting

$1,080,633	$—	$21,045	$2,243,439	$885,122

Thomas Kendra

On January 14, 2004, Symantec entered into an offer letter with Thomas W. Kendra. Pursuant to that agreement, Mr. Kendra was granted an annual base salary of $325,000, which shall not be reduced during his employment with Symantec, and an annual bonus target of 60% of his annual base salary. Mr. Kendra also received a one-time bonus in the amount of $285,000 that was paid within 30 days of his hiring. Under the terms of the agreement, Symantec also granted to Mr. Kendra an option to purchase 300,000 shares of the company’s common stock (on a split-adjusted basis). Mr. Kendra is eligible to participate in all employee benefit plans and perquisites applicable to an employee of his grade level.

The following table summarizes the value of the payouts to Mr. Kendra pursuant to the Symantec Executive Retention Plan, assuming a qualifying termination as of March 30, 2007:

Termination Without Cause or
Constructive Termination Within
12 Months of a Change of Control
Option Vesting	RSU Vesting

$2,107,167	$885,122

Janice Chaffin

The following table summarizes the value of the payouts to Ms. Chaffin pursuant to the Symantec Executive Retention Plan, assuming a qualifying termination as of March 30, 2007:

Termination Without Cause or
Constructive Termination Within
12 Months of a Change of Control
Option Vesting	RSU Vesting

$1,285,494	$885,122

Related-Person Transactions Policy and Procedures

In 2007, Symantec adopted a written Related-Person Transactions Policy that sets forth the company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Symantec and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to Symantec as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any Symantec executive officer, director, or more than 5% stockholder, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transactions to the Nominating and Governance Committee for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Symantec of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, Symantec employs an internal departmental canvassing process based on information supplied by its executive officers and directors. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to Symantec, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-party transaction, the Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Symantec and its stockholders, as the Committee determines in the good faith exercise of its discretion.

The Nominating and Governance Committee has pre-approved the following types of related person transactions, even if the aggregate amount involved exceeds $120,000: (a) any transaction with another company at which a related person is a director or an employee if the aggregate amount involved does not exceed the greater of $2,000,000, or three percent of that company’s total annual gross revenues, provided that the transaction involves the purchase of either company’s goods and services and the transaction is subject to usual trade terms and is in the ordinary course of business and the related person is not involved in the negotiation of the transaction; (b) any compensation paid to a director if the compensation is required to be reported in Symantec’s proxy statement under Item 402 of Regulation S-K; (c) any transaction where the related person’s interest arises solely from the person’s position as a director of the company that is a party to the transaction; or (d) any transaction where the related person’s interest arises solely from the ownership of the company’s common stock and all holders of the company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

Certain Related-Person Transactions

Symantec’s Certificate of Incorporation and Bylaws contain provisions that limit the liability of its directors and provide for indemnification of its officers and directors to the full extent permitted under Delaware law. Under Symantec’s Certificate of Incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to Symantec or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, Symantec has entered into separate indemnification agreements with its directors and officers that could require Symantec, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to Symantec or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve Symantec or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Symantec’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The NASDAQ Stock Market, and operates under a written charter which was most recently amended by the Board on July 19, 2005. The Audit Committee oversees Symantec’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 30, 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Symantec’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Symantec’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, “Communications with Audit Committees.” In addition, the Audit Committee has discussed with the independent registered public accounting firm the registered public accounting firm’s independence from management and Symantec, including the matters in the written disclosures required by professional standards. The Audit Committee also received and reviewed the independence letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with Symantec’s internal accountants and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal accountants and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Symantec’s internal controls, and the overall quality of Symantec’s financial reporting.

The Audit Committee also received the report of management contained in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 30, 2007, as well as KPMG’s Report of Independent Registered Public Accounting Firm included in Symantec’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of the internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Symantec’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 30, 2007 for filing with the SEC.

By: The Audit Committee of the Board of Directors:

David L. Mahoney
Robert S. Miller
George Reyes
David J. Roux
V. Paul Unruh (Chairman)

ADDITIONAL INFORMATION

Stockholder Proposals for the 2008 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Symantec’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Symantec Corporation, 20330 Stevens Creek Boulevard, Cupertino, California 95014, Attn: Corporate Secretary.

To be timely for the 2008 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary of the company at the principal executive offices of the company between June 15, 2008 and July 15, 2008. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Symantec’s bylaws.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Symantec’s 2008 annual meeting must be received by the company not later than April 8, 2008 in order to be considered for inclusion in Symantec’s proxy materials for that meeting.

Available Information

Symantec will mail without charge, upon written request, a copy of Symantec’s Annual Report on Form 10-K for fiscal year 2007, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Symantec Corporation
20330 Stevens Creek Boulevard
Cupertino, California 95014
Attn: Investor Relations

The Annual Report is also available at www.symantec.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

Symantec has adopted a procedure approved by the SEC called “householding.” Under this procedure, Symantec is delivering to stockholders who reside at the same address and have the same last name a single copy of our annual report and proxy statement, unless Symantec has received contrary instructions from the affected stockholder. Each stockholder who participates in householding will continue to receive a separate proxy card. This procedure reduces our printing costs and postage fees, and helps protect the environment as well. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Symantec will promptly deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call Symantec’s Investor Relations Department at 20330 Stevens Creek Boulevard, Cupertino, California 95014, Attention: Investor Relations, telephone number (408) 517-8324.

Any stockholders of record who share the same address and currently receive multiple copies of Symantec’s proxy statement who wish to receive only one copy in the future can contact Symantec’s Investor Relation’s Department at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you currently hold your Symantec shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

OTHER MATTERS

The Board does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNEX A

SYMANTEC CORPORATION
2000 DIRECTOR EQUITY INCENTIVE PLAN, AS AMENDED

As Proposed to be Amended

1.  Purpose.  The purpose of this Symantec Corporation 2000 Directors Equity Incentive Plan (the “Plan”) is to provide members of the Board of Directors (the “Board”) of Symantec Corporation (the “Company”) with an opportunity to receive Common Stock of the Company for all or a portion of the retainer payable to each Director of the Company (the “Retainer”).

2.  Stock Issuance.  Subject to the approval of this Plan by the Stockholders of the Company, not less than 50% of the Retainer payable to each Director of the Company, currently set at $50,000 per year, shall be payable in the form of an award of unrestricted, fully-vested shares of Common Stock of the Company (the “Stock”).

3.  Election by Directors.  Each Director shall, at the first meeting of the Board held after Stockholder approval of this Plan and thereafter at the first meeting of the Board held in each fiscal year beginning with fiscal year 2002, elect to receive up to all of the Retainer payable to such Director in the form of Stock. Each Director shall specify what portion, from 50% to 100%, of the Retainer shall be paid to such Director in Stock; provided, that if no election is made by a Director at such meeting, such Director shall be deemed to have elected to receive 50% of the Retainer in Stock.

4.  Amount of Stock.  The number of shares of Stock to be issued each year to each Director pursuant to this Plan shall be the portion of the Retainer for such year which the Director has elected (or deemed to have elected) to be paid in Stock, divided by the fair market value of the Common Stock of the Company on the date such election is made (or deemed to have been made) by such Director (the “Fair Market Value”).

5.  Number of Shares.  The total number of shares reserved for issuance under the Plan shall be 150,000 shares of Common Stock. In the event that the number of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of shares reserved for issuance under this Plan, and (b) the Stock subject to outstanding awards under this Plan, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a share of Stock will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a share or will be rounded up to the nearest whole share, as determined by the Administrator (defined below).

6.  Administration of Plan.  This Plan shall be administered by the Board of Directors of the Company or by a committee of at least two Board members to which administration of the Plan is delegated by the Board (in either case, the “Administrator”). The Administrator shall ratify and approve all awards of Stock to the Directors pursuant to this Plan. All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

7.  Amendment to the Plan.  The Board may at any time amend, alter, suspend or discontinue this Plan. No amendment, alteration, suspension or discontinuance shall require shareholder approval unless such amendment would increase the number of shares of Stock issuable under this Plan.

A-1

PROXY SYMANTEC CORPORATION WORLD HEADQUARTERS 20330 STEVENS CREEK BOULEVARD CUPERTINO, CALIFORNIA 95014 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 13, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) appoints John W. Thompson, James A. Beer and Arthur F. Courville, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Symantec Corporation (“ Symantec “) that are held of record by the undersigned as of July 17, 2007, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Symantec to be held on September 13, 2007, at Symantec Corporation, World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California, at 8:30 a.m. (Pacific time), and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES IDENTIFIED HEREIN TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE ☑ PLEASE MARK VOTES AS IN THIS EXAMPLE. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4 1. To elect nine directors to Symantec’s Board of Directors, each to hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal. NOMINEES: (01) Michael Brown, (02) William T. Coleman, (03) Frank E. Dangeard, (04) David L. Mahoney, (05) Robert S. Miller, (06) George Reyes, (07) Daniel H. Schulman, (08) John W. Thompson and (09) V. Paul Unruh FOR ALL NOMINEES ☐ WITHHELD FROM ALL ☐ FOR ALL EXCEPT NOMINEES ☐ For all nominees except as noted above FOR AGAINST ABSTAIN 2. To approve an amendment and restatement to Symantec’s 2000 Director Equity Incentive Plan to increase the number of shares authorized for issuance thereunder from 100,000 to 150,000. ☐ ☐ ☐

FOR AGAINST ABSTAIN 3. To ratify the selection of KPMG LLP as Symantec’s independent registered public accounting firm for the 2008 fiscal year. ☐ ☐ ☐ FOR AGAINST ABSTAIN 4. Stockholder proposal that the Symantec board of directors adopt a policy that shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution to ratify the compensation of the named executive officers. ☐ ☐ ☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐ This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Signature: Date: Signature: Date: